UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.                 )

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☐    Definitive Proxy Statement

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DOMTAR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF

DOMTAR CORPORATION

Time:	Friday, May 29, 2009, 10:00 a.m. (Eastern Time)

Place:	Hotel Omni Mont-Royal, Salon A and B, 1050 Sherbrooke Street West, Montreal, Quebec, Canada

Proposals:	Stockholders will be asked to vote on the following matters:

1.	The election of the seven members of our Board of Directors named in the proxy statement;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the 2009 fiscal year; and

3.	The authorization of the Board of Directors to effect, in its discretion, a reverse stock split of the outstanding shares of our common stock, par value $0.01 per share, at reverse stock split ratios of 1-for-12, 1-for-15 or 1-for-18, and the approval of corresponding amendments to our certificate of incorporation to effect the reverse stock split, subject to the Board of Directors’ authority to abandon such reverse stock split(s) and amendment; and

4.	The transaction of any other business that may properly be brought before the annual meeting.

Who Can Vote:	The record date for the annual meeting is April 14, 2009. The only securities eligible to vote at the annual meeting are the Corporation’s common stock and a special share of voting stock held for the benefit of holders of exchangeable shares of Domtar (Canada) Paper Inc. issued in connection with the combination of Domtar Inc. and the fine paper business of the Weyerhaeuser Company in March 2007.

Date of Mailing:	This proxy statement and accompanying materials are first being mailed to stockholders on or about April 24, 2009.

NOTE: If you plan to attend the annual meeting please note that registration and seating will begin at 9:00 a.m. Each stockholder will be asked to sign an admittance card and may be asked to present a valid picture identification. Stockholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the April 14, 2009 record date. Cameras and recording devices will not be permitted at the meeting. To obtain directions to attend the meeting and vote in person, please call Louise Larouche at (514) 848-5536.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to Be Held on May 29, 2009:

The Proxy Statement and our 2008 Annual Report on Form 10-K are available at www.edocumentview.com/ufs.

Razvan L. Theodoru

Vice-President and Secretary

Montreal, Quebec

                    , 2009

DOMTAR CORPORATION

395 de Maisonneuve Boulevard West

Montreal, Quebec Canada, H3A 1L6

Proxy Statement

Annual Meeting of Stockholders

May 29, 2009

IMPORTANT INFORMATION ABOUT ANNUAL MEETING AND

PROXY PROCEDURES

The Board of Directors is soliciting proxies to be used at the annual meeting of stockholders to be held on Friday, May 29, 2009, beginning at 10:00 a.m. (Eastern Time) at Hotel Omni Mont-Royal, Salon A and B, 1050 Sherbrooke Street West, Montreal, Quebec, Canada. This proxy statement and the accompanying materials are being mailed to stockholders beginning on or about April 24, 2009.

Unless the context otherwise requires, in this proxy statement (i) “Corporation”, “Domtar”, “we”, “us” and “our”, mean Domtar Corporation, a Delaware corporation, and, unless otherwise indicated, its subsidiaries; (ii) “our Board” or “the Board” means the Board of Directors of the Corporation; (iii) “our common stock” means the common stock of the Corporation; (iv) “exchangeable shares” means the exchangeable shares of Domtar (Canada) Paper Inc.; (v) “stockholders” means holders of our common stock and holders of Domtar (Canada) Paper Inc. exchangeable shares; (vi) “our certificate of incorporation” means our Restated Certificate of Incorporation, as currently in effect, and (vii) all references herein are to US dollars.

Q:	Who may vote at the annual meeting?

A:	Our Board has established the record date for the annual meeting as April 14, 2009. The only securities eligible to vote at the annual meeting are the Corporation’s common stock and a special share of voting stock held for the benefit of holders of exchangeable shares of Domtar (Canada) Paper Inc. issued in connection with the combination of Domtar Inc. and the fine paper business of Weyerhaeuser Company in March 2007.

Holders of our common stock and the trustee acting for the holders of exchangeable shares will vote together as a single class on all matters.

This proxy statement is being sent to holders of our common stock and holders of exchangeable shares at the direction of the Board. You may vote all of the shares of our common stock or provide voting instructions for all of the exchangeable shares that you owned at the close of business on the record date. Each share of our common stock and each exchangeable share not held by the Corporation or our affiliates entitles the holder to one vote on each of the seven director nominees and one vote on all other matters presented at the meeting. On the record date, we had              shares of common stock outstanding and entitled to vote at the meeting and there were              exchangeable shares outstanding and entitled to give voting instructions for the meeting.

Q:	How do I provide voting instructions for my exchangeable shares?

A trustee, Computershare Trust Company of Canada, holds the special share of voting stock under a trust agreement. The trust agreement provides that each holder of exchangeable shares issued by Domtar (Canada) Paper Inc., a Canadian subsidiary of the Corporation, is entitled to instruct the trustee how to vote at the Corporation’s stockholder meeting. Voting instruction cards are enclosed for holders of exchangeable shares. As of the record date, each exchangeable share is exchangeable into one share of our common stock and therefore entitles the holder thereof to provide instructions for one vote on all matters presented at the meeting. The trustee will cast votes equal to the number of outstanding exchangeable shares as to which the trustee has timely received voting instructions from the holders. If the trustee does not receive voting instructions from a holder of exchangeable shares, such holder’s votes will not be cast at the annual meeting unless the stockholder attends the meeting in person, obtains a proxy from the trustee and votes the stock at the meeting as proxy for the trustee.

Q:	What proposals will be voted on at the annual meeting?

A:	At the annual meeting, stockholders will act upon the following matters:

1.	The election of the seven members of our Board of Directors named in the proxy statement;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Corporation for the 2009 fiscal year;

3.	The authorization of the Board to effect, in its discretion, a reverse stock split of the outstanding shares of our common stock, par value $0.01 per share, at reverse stock split ratios of 1-for-12, 1-for-15 or 1-for-18, and the approval of corresponding amendments to our certificate of incorporation to effect the reverse stock split, subject to the Board’s authority to abandon such reverse stock split(s) and amendment; and

4.	The transaction of any other business that may properly come before the annual meeting or any adjournment thereof.

The Corporation’s senior management will also present information about the Corporation’s financial performance during 2008 and will answer questions from stockholders.

Q:	How does the Board recommend I vote?

A:	Our Board unanimously recommends that you vote “FOR” each proposal. Please see the information included in this proxy statement relating to each item being submitted to stockholder vote at the meeting.

Q:	What happens if additional matters are presented at the annual meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy with respect to shares of our common stock or provide voting instructions with respect to exchangeable shares, the persons named as proxyholders or the trustee, as the case may be, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Delaware law and our by-laws.

Q:	What vote is required to approve each proposal?

A:	Each share of our common stock and each exchangeable share not held by the Corporation or our affiliates is entitled to one vote on each of the seven director nominees and one vote on all other matters presented at the meeting. With respect to Item 1, to be elected, directors must receive a majority of the votes cast (the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee).

With respect to Item 2, ratification of the selection of our independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the annual meeting and entitled to vote thereon.

With respect to Item 3, the affirmative vote of a majority of the voting power of all outstanding shares of the Corporation entitled to vote thereon is required to authorize the Board to effect the reverse stock split and to approve the corresponding amendments to the Corporation’s certificate of incorporation to effect the reverse stock split.

Q:	What if a director nominee does not receive a majority of the votes cast?

A:	In accordance with our Corporate Governance Guidelines, the Board will nominate for re-election as a director only candidates who agree to tender an irrevocable, contingent resignation that shall only become effective upon (i) the director’s failure to receive a majority of the votes cast in an uncontested election of directors at any meeting of stockholders of the Corporation duly held for such purpose, and (ii) the Board’s acceptance of such resignation. If an incumbent director fails to receive the required vote for re-election, then, within 90 days following the applicable stockholders meeting, the Nominating and Corporate Governance Committee will act to determine whether to accept the director’s resignation and will submit the recommendation for prompt consideration by the Board, and the Board will act on the Committee’s recommendation. Thereafter, the Board will promptly disclose publicly its determination whether to accept the director’s resignation offer. No director may participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding whether to accept such director’s resignation offer.

Q:	Why is the Corporation seeking approval to amend our certificate of incorporation in connection with a proposed reverse stock split?

A: The continued listing standards of the New York Stock Exchange (“NYSE”) require that the average per share closing price of a listed company’s common stock not fall below $1.00 for any period of 30 consecutive trading days. The NYSE recently suspended this requirement until June 30, 2009; however, the Board has determined that, in order to promote the continued listing of our common stock on the NYSE, it would be in the best interests of the Corporation and our stockholders to effectuate a reverse stock split of our common stock, which we believe would have the effect of raising our share price well above $1.00, given our current market capitalization.

In addition to improving the level of our common stock trading price, the Board further believes that implementing a reverse stock split could reduce certain costs to our stockholders and make our common stock more attractive to a broader range of institutional and other investors. Pursuant to the law of our state of incorporation, Delaware, our Board must adopt any amendment to our certificate of incorporation and submit the amendment to stockholders for approval. Accordingly, our Board is requesting your proxy to vote “FOR” Item 3 to authorize our Board to effect the reverse stock split and amend our certificate of incorporation.

Q:	What effect will the reverse stock split have on our issued and outstanding shares of common stock?

A:	If the reverse stock split is approved by our stockholders, subject to the Board’s authority to abandon the reverse stock split, we will effect a combination, at the discretion of the Board, resulting in each 12, 15 or 18 outstanding shares of common stock being combined into one new share of common stock. We will not issue any fractional shares. Stockholders who would otherwise hold fractional shares as a result of the reverse stock split will be entitled to receive cash (without interest) in lieu of such fractional shares from our transfer agent, upon receipt by our transfer agent of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of all old stock certificate(s) (“Old Certificate(s)”), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by our transfer agent of all fractional shares otherwise issuable. The reverse stock split will not impact the market value of the Corporation as a whole, although the market value of our common stock may move up or down once the reverse stock split is effective.

Q:	How will the reverse stock split impact options and restricted stock?

A:	If the reverse stock split is effected, our Human Resources Committee will approve proportionate adjustments to the number of shares outstanding and available for issuance under our Stock Plans (defined below) and to the exercise price, grant price or purchase price relating to any award under the Stock Plans, using the same split ratio, pursuant to existing authority granted to such Committee under the Stock Plans.

Q:	How will the reverse stock split impact my exchangeable shares?

A:	The exchangeable shares of Domtar (Canada) Paper Inc. are intended to be substantially the economic equivalent of shares of our common stock and are currently exchangeable at the option of the holder on a one-for-one basis for shares of our common stock. If the reverse stock split is effected, Domtar (Canada) Paper Inc. will effect an equivalent split of the outstanding exchangeable shares at the chosen ratio in accordance with the terms of its articles of incorporation and the exchangeable share support agreement. As a result, the proportionate voting rights and other rights of the holders of our exchangeable shares (including the right to exchange on a one-for-one basis) will not be affected by the reverse stock split. Such reverse stock split does not require the approval of the holders of exchangeable shares.

Q:	What are the mechanics of the reverse stock split?

A:	Assuming the reverse stock split is approved by our stockholders, it will work as follows:

•	If your shares are held in “street name” (as described below) the number of shares you hold will automatically be adjusted to reflect the reverse stock split.

•

If your shares are registered directly in your name with our transfer agent and your shares are held in book-entry form (i.e., your shares are not represented by a physical stock certificate), the number of shares you hold will automatically be adjusted to reflect the reverse stock split. You will be sent a transmittal letter by our transfer agent. You will need to return to our transfer agent a properly completed and duly executed transmittal letter in order to receive any cash payment in lieu of fractional shares or any other distributions, if any, that may be declared and payable to holders of record.

•

If your shares are registered directly in your name with our transfer agent and your shares are held in certificated form (i.e., your shares are represented by one or more physical stock certificates), you will receive a transmittal letter asking you to surrender your Old Certificate(s) representing pre-split shares in exchange for a new certificate (“New Certificate”) representing post-split shares. You will need to return to our transfer agent a properly completed and duly executed transmittal letter, together with your Old Certificate(s), in order to receive a New Certificate and any cash payment in lieu of fractional shares or any other distributions, if any, that may be declared and payable to holders of record following the reverse stock split.

Whether your shares are held in street name or directly, we will not issue fractional shares of common stock to you. Stockholders who would otherwise hold fractional shares as a result of the reverse stock split will be entitled to receive cash (without interest) in lieu of such fractional shares from our transfer agent, upon receipt by our transfer agent of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of all Old Certificate(s), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by our transfer agent of all fractional shares otherwise issuable.

Any cash due to you in exchange for fractional shares will be paid to you as follows:

•	If your shares are held in street name, payment for the fractional shares will be deposited directly into your account with the organization holding your shares.

•

If your shares are registered directly in your name with our transfer agent, whether you hold your shares in certificated or uncertificated form, payment for the fractional shares will be made by check, sent to you directly from our transfer agent upon receipt of your properly completed and duly executed transmittal letter and, where your shares are held in certificated form, the surrender of your Old Certificate(s).

Q:	After the reverse stock split, I will have an “odd lot” of fewer than 100 shares. Will I be able to sell the “odd lot”?

A:

The reverse stock split may result in some stockholders owning “odd lots” of fewer than 100 shares on a post-split basis. You will be able to sell the odd lots, but odd lot sales may result in higher transaction costs per share than “round lot” sales, which are sales of even multiples of 100 shares. The Board believes that these potential effects are outweighed by the benefits of the reverse stock split.

Q:	Are there any dissenter’s rights or appraisal rights?

A:	Pursuant to applicable Delaware law, there are no dissenter’s or appraisal rights relating to the matters regarding the reverse stock split and the proposed amendments to our certificate of incorporation.

Q:	What is the difference between a “stockholder of record” and a “street name” holder?

A:	These terms describe the manner in which your shares are held. If your shares are registered directly in your name through Computershare Trust Company, N.A., our transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage firm, bank, trust or other nominee as custodian on your behalf, you are a “street name” holder.

Q:	How do I vote my shares?

A:	Subject to the limitations described below, you may vote by proxy or provide your voting instructions:

1.	by completing and signing each proxy card or voting instruction card provided to you and returning it to the address provided on the proxy card or voting instruction card;

2.	over the telephone by calling a toll-free number provided on the enclosed proxy card; or

3.	electronically through the internet as described on the enclosed proxy card.

When voting for the election of director nominees, you may (a) vote for all of the director nominees as a group, (b) vote for all of the director nominees as a group, except for those nominees whose names you specify, or (c) withhold your vote from all director nominees as a group. When voting for any other item to be voted on at the annual meeting, you may vote “for” or “against” the item or you may “abstain” from voting.

Submitting a proxy card or voting instruction card. Each stockholder may grant a proxy to have his or her shares voted at the annual meeting by submitting the proxy card(s) provided to him or her. Each holder of exchangeable shares of Domtar (Canada) Paper Inc. may instruct the trustee how to cast such holder’s votes at the annual meeting by submitting the voting instruction card provided to him or her. When you return a proxy card or voting instruction card that is properly signed and completed, the shares of common stock or exchangeable shares represented by that card will be voted as specified by you.

Submitting a proxy by telephone or through the internet. If you are a stockholder of record, you may also submit a proxy or provide voting instructions by telephone or through the internet. Please see the proxy card(s) provided to you for instruction on how to access the telephone and internet systems. If your shares are held in street name for your account, your broker or other nominee will advise you whether you may submit a proxy by telephone or through the internet. A number of banks and brokerage firms participate in programs that permit stockholders to submit a proxy by telephone or through the internet. If your shares are held by such a bank or brokerage firm, you may submit a proxy to have these shares voted at the annual meeting by telephone or internet by following the instructions on the voting instruction form accompanying this proxy statement.

Q:	Can I vote my shares in person at the annual meeting?

A:

If you are a holder of record of common stock, you may vote your shares in person at the annual meeting. If you hold your shares of common stock in street name, you must obtain a proxy or voting instruction card from your broker, banker, trustee or nominee, giving you the right to vote the shares at the annual meeting.

If you are a holder of record of exchangeable shares, you must obtain a proxy from the trustee and vote your shares as proxy for the trustee to have the right to vote your shares at the annual meeting.

Q:	What constitutes a quorum, and why is a quorum required?

A:	A quorum is required for the Corporation’s stockholders to conduct business at a meeting of stockholders. The presence of the holders of one-third of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, represented in person or by proxy, will constitute a quorum at the annual meeting.

Q:	What if I don’t vote or abstain from voting my shares of common stock? How are broker non-votes counted?

A:	Abstentions and broker non-votes are included in the determination of shares present for quorum purposes. Abstentions are not counted as a vote “for” or “against” the election of directors. If you abstain from voting for the reverse stock split, your abstention will have the same effect as a vote against that proposal because abstentions are treated as present and entitled to vote for purposes of determining the number of shares entitled to vote on the proposal in question, but do not contribute to the affirmative votes required to approve the proposal. A broker non-vote occurs when a nominee, such as a broker, holding shares in street name for a beneficial owner, does not vote on a particular proposal because that nominee does not have discretionary voting power with respect to a proposal and has not received instructions from the beneficial owner. Because the NYSE rules currently view uncontested director elections and the ratification of independent public accounting firms as routine matters, your broker is permitted to vote on the proposals identified in Items 1 and 2 of this proxy statement if it does not receive instructions from you. Broker non-votes are not counted as a vote “for” or “against” the reverse stock split proposal presented in Item 3.

Q:	If my shares of common stock are held in street name by my broker, will my broker vote my shares for me?

A:	If you are a stockholder of shares held in street name, and you would like to instruct your broker how to vote your shares, you should follow the directions provided by your broker. Please note that because the NYSE rules currently view uncontested director elections and the ratification of independent public accounting firms as routine matters, your broker is permitted to vote on such proposals as presented in this proxy statement if it does not receive instructions from you.

Q:	What if I don’t provide voting instructions with respect to my exchangeable shares?

A:	Exchangeable shares for which no voting instructions have been provided will not be voted by the trustee at the annual meeting. A holder of exchangeable shares may obtain a proxy from the trustee to cast the number of votes equal to the number of shares of common stock into which such holder’s exchangeable shares are exchangeable and attend the annual meeting in person to cast such votes as proxy for the trustee.

Q:	Can I change my vote after I have delivered my proxy or voting instruction card?

A:	Yes. If you are a stockholder of record, you may revoke your proxy or voting instructions at any time before your voting rights are exercised at the annual meeting by delivering a signed revocation letter to the Secretary of the Corporation or the Trustee, as the case may be, or by submitting a new proxy or voting instruction card, dated later than your first proxy or voting instruction card, in one of the ways described in this proxy statement. If you are attending in person and have previously mailed your proxy card, you may revoke your proxy and vote in person at the meeting. Your attendance at the annual meeting will not by itself revoke your proxy. If you are a stockholder of shares held in street name by your broker and you have directed your broker to vote your shares, you should instruct your broker to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Q:	Will proxies be solicited in connection with the annual meeting?

A:	Yes. Proxies may be solicited on behalf of our Board by mail, telephone, other electronic means or in person and the Corporation will pay the solicitation costs. In particular, the Board is soliciting proxies for stockholder votes in favor of Item 3, which requires the affirmative vote of a majority of the voting power of all outstanding shares of the Corporation entitled to vote thereon. Copies of proxy materials and of our annual report to stockholders for 2008 will be supplied to brokers, dealers, banks and voting trustees, or their nominees for purposes of soliciting proxies from beneficial owners and the Corporation will reimburse those record holders for their reasonable expenses on behalf of the Corporation. Georgeson has been retained by the Corporation to facilitate the distribution of proxy materials at a fee of CDN $40,000 (approximately US $31,000), plus an additional fee of CDN $35,000 (approximately US $27,000) in the event that each of the proposals receives the affirmative vote of a majority of the voting power of all outstanding shares of the Corporation entitled to vote thereon.

Q:	Where can I find voting results of the annual meeting?

A:	We will announce preliminary voting results at the meeting and publish final results in the Corporation’s first Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) following the meeting.

Q:	How can I submit a proposal to the Corporation for inclusion in the 2010 proxy statement?

A:	The Corporation will review for inclusion in next year’s proxy statement stockholder proposals received by November 13, 2009. Proposals should be sent to Razvan L. Theodoru, Vice-President and Secretary of the Corporation, at 395 de Maisonneuve Blvd. West, Montreal, Quebec, Canada, H3A 1L6.

Stockholder proposals not included in next year’s proxy statement may be brought before the 2010 annual meeting of stockholders by a stockholder of the Corporation who is entitled to vote at the meeting, has given a written notice to the Secretary of the Corporation containing certain information specified in the by-laws and was a stockholder of record at the time such notice was given. Such notice must be delivered to or mailed and received at the address in the preceding paragraph no earlier than January 29, 2010 and no later than March 1, 2010, except that if the 2010 annual meeting of the stockholders is held before April 29, 2010 or after July 28, 2010, such notice must be delivered at the address in the preceding paragraph no earlier than 120 days prior to the new date of such annual meeting and not later than the 90th day prior to the new date of such annual meeting. In the event that less than 100 calendar days’ notice or prior public disclosure by the Corporation of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public announcement was made by the Corporation, whichever occurs first.

Q:	How can I obtain additional information about the Corporation?

A:	General information about the Corporation is available on our website at www.domtar.com. You may view the investor relations section of our website at http://www.domtar.com/en/investors/index.asp for additional copies of this proxy statement and filings we have made with the SEC, which are also available in print, without charge, to any stockholder who requests them. In addition, the corporate governance section of our website at http://www.domtar.com/en/governance/index.asp contains the Corporation’s corporate governance documents, as adopted by our Board, including committee charters, the Corporate Governance Guidelines, the Code of Business Conduct for Members of the Board of Directors and Director Independence Standards.

Requests for print copies of any of the above-listed documents should be addressed to Domtar Corporation, 395 de Maisonneuve Blvd. West, Montreal, Quebec, Canada, H3A 1L6, Attention: Vice-President and Secretary.

For further information, you may also contact the Corporation’s Investor Relations Department at the following address: Domtar Corporation, 395 de Maisonneuve Blvd. West, Montreal, Quebec, Canada, H3A 1L6.

ITEMS TO BE ACTED UPON BY STOCKHOLDERS

ITEM 1

ELECTION OF DIRECTORS

Board Structure and Director Elections

In March 2007, in connection with the consummation of the combination of the Weyerhaeuser Fine Paper Business (a business unit of Weyerhaeuser Company) and Domtar Inc. and the Corporation becoming a publicly-traded company, we adopted a certificate of incorporation and our current directors were elected to our Board. Until its amendment at the 2008 annual stockholders meeting, our certificate of incorporation provided for a “classified” board of directors consisting of three classes divided as follows: four in Class I, four in Class II and five in Class III. At our 2008 annual stockholders meeting, the Corporation’s shareholders approved amendments to our certificate of incorporation to (i) declassify our Board and provide for the annual election of all of our directors and (ii) permit our Board to provide for the election of directors by majority vote in uncontested elections. The Board has adopted a majority vote policy for the election of directors which is effective beginning with this year’s annual meeting. The terms of office of the four Class I directors expired, and they were re-elected for a one-year term, at the 2008 annual meeting of stockholders. The terms of office of the four Class II directors expire at this year’s annual stockholders meeting. Accordingly, directors, with the exception of Class III directors whose terms expire at the 2010 annual meeting, will be elected by majority vote.

Election

The seven nominees for election as directors are listed below. If elected, the nominees for election as directors will serve for a term of one year that will expire at our 2010 annual meeting or until their successors are elected and qualify.

Unless you instruct us via proxy to vote differently, we will vote valid proxies FOR the election of such nominees. If for any reason any nominee cannot or will not serve as a director, we may vote such proxies for the election of a substitute nominee designated by the Board of Directors.

Nominees

A nominee must receive a majority of the votes cast with respect to the nominee at the annual meeting to be elected. The majority vote standard means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee. There are no other nominees competing for these seats on the Board of Directors, which means that we have uncontested elections. The nominees are as follows:

Nominee	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since

Jack C. Bingleman	Mr. Bingleman has been the president of JCB Consulting, LLC since 2008. Previously, he was president of Indian River Asset Management Inc. since 2001, and he held a number of executive positions with Staples Inc., including president of Staples International from 1997 to 2000. He has been a director of the Corporation and/or Domtar Inc. since 2005. He is also a director of Tractor Supply Co. Mr. Bingleman is 66 years old.	2007

Louis P. Gignac	Mr. Gignac has been the president of G Mining Services Inc. since November 2006. Previously, he served as president and CEO of Cambior Inc. since 1986. He has been a director of the Corporation and/or Domtar Inc. since 1995. He is also a director of Gaz Metro Inc., St. Andrew Goldfields Ltd., Franco-Nevada Corp. and Revett Minerals Ltd. Mr. Gignac is 58 years old.	2007

Nominee	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since

Harold H. MacKay	Mr. MacKay is the chairman of the Board of the Corporation. Mr. MacKay has served as Counsel to the law firm MacPherson Leslie & Tyerman LLP in Regina, Saskatchewan since 2005. Prior to that, he was a partner in MacPherson from 1969 to 2004. He also served as the Clifford Clark policy advisor to the Department of Finance of Canada and chaired the Task Force on the Future of the Canadian Financial Services Sector in 1997 and 1998. He is a director of The Toronto-Dominion Bank and The Mosaic Company. Mr. MacKay is an Officer of the Order of Canada. Mr. MacKay is 68 years old.	2007

W. Henson Moore	Mr. Moore was president and CEO of the American Forest & Paper Association from 1995 until August 2006. Previously, he served in a number of senior U.S. government positions and as a member of the U.S. House of Representatives for the Sixth District of Louisiana. Mr. Moore is a director of USEC, Inc. Mr. Moore is 69 years old.	2007

William C. Stivers	Mr. Stivers retired as executive vice president of Weyerhaeuser Company in 2003, having served as chief financial officer from 1990 to 2003. Mr. Stivers is a former director of Factory Mutual Insurance Company and a past member of Chase Manhattan Bank’s National Advisory Board. He is a director of Minerals Technologies, Inc. Mr. Stivers is 70 years old.	2007

Richard Tan	Mr. Tan is the founder, and since 1977 has served as president and CEO of Pacific Millennium Holdings Corporation, an investment and operating group involved over the years in various industries including pulp and paper, forest plantation, information technology, and development and global joint ventures in Asia. Mr. Tan is also the president and chief executive officer of Stone Tan China Acquisition Corp., a blank check company formed in 2007 for the purpose of acquiring an operating business with primary operations in China. He is also a director of Samling Global Limited. Mr. Tan is 53 years old.	2007

John D. Williams	Mr. Williams has been the President and Chief Executive Officer and a director of the Corporation since joining Domtar on January 1, 2009. Previously, Mr. Williams served as President of SCA Packaging Europe since 2005. Prior to assuming his leadership position with SCA Packaging Europe, Mr. Williams held increasingly senior management and operational roles in the packaging business and related industries. Mr. Williams is 54 years old.	2009

The Board of Directors unanimously recommends a vote FOR

the election of each of the 7 director nominees.

Continuing Directors

The five directors whose terms will continue after the annual meeting and will expire at the 2010 annual meeting (Class III) are listed below. Beginning with our 2010 annual stockholders meeting, all directors will be nominated and elected for a one-year term.

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since

Brian M. Levitt	Mr. Levitt has been the co-chair of the law firm Osler Hoskin & Harcourt LLP since 2001. Mr. Levitt was the chairman of the board of Domtar Inc. from 2004 until March 2007. Previously, he held a number of executive positions with Imasco Limited, including president and chief executive officer from 1995 to 2000. Mr. Levitt has been a director of the Corporation and/or Domtar Inc. since 1997. He is also a director of The Toronto-Dominion Bank, BCE Inc. and Fednav Limited. Mr. Levitt is 61 years old.	2007

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since

Michael R. Onustock	Mr. Onustock retired as senior vice president, pulp and white paper with Weyerhaeuser Company in 2004. Prior to joining Weyerhaeuser Company in 2002, he held a number of executive positions in Willamette Industries, Inc., including executive vice president, pulp and fine paper marketing from 1989 to 2002. He is a director of the University of Washington Pulp and Paper School Foundation. Mr. Onustock is 69 years old.	2007

Robert J. Steacy	Mr. Steacy has been a corporate director since May 2005. Previously, he served as the senior financial officer of Torstar Corporation since 1989, including as executive vice-president and chief financial officer from 2002 to 2005. He has been a director of the Corporation and/or Domtar Inc. since 2005. Mr. Steacy is a director of the Canadian Imperial Bank of Commerce and Cineplex/Galaxy Income Trust. Mr. Steacy is 58 years old.	2007

Pamela B. Strobel	Ms. Strobel retired as executive vice president and chief administrative officer of Exelon Corporation in 2005. During her tenure with Exelon and its predecessor companies since 1993, she also served as president of Exelon’s Business Services Company and as chairman and CEO of Exelon Energy Delivery, the holding company for Exelon’s energy delivery businesses. She is a director of Illinois Tool Works, Inc. and State Farm Mutual Automobile Insurance Company. Ms. Strobel is 56 years old.	2007

Denis Turcotte	Mr. Turcotte has been a consultant and asset manager since May 2008. Previously, he was the president and CEO of Algoma Steel Inc. since 2002, and he held a number of senior executive positions with companies in the pulp and paper industry, including president of the Paper Group and executive vice president of corporate development and strategy of Tembec Inc. from 1999 to 2002. He is also a member of the Advisory Board of the Brookfield Special Situations Funds. Mr. Turcotte is 47 years old.	2007

Directors Not Standing for Re-election

Messrs. Raymond Royer and Marvin D. Cooper will not stand for re-election. Pursuant to his employment contract with the Corporation, Mr. Royer retired as President and Chief Executive Officer of the Corporation, effective December 31, 2008. Mr. Royer will cease to serve as a member of the Board of Directors effective at the date of this year’s annual stockholders meeting. Pursuant to his employment contract with the Corporation, Mr. Cooper will cease his employment with the Corporation as Executive Vice-President and Chief Operating Officer effective at the date of this year’s annual stockholders meeting; at that time, he will also cease to serve as a member of the Board of Directors of the Corporation.

ITEM 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (“PwC”) as its independent registered public accounting firm for the Corporation for the year 2009.

KPMG LLP (“KPMG”) served as the Corporation’s independent auditor from its incorporation in August, 2006 as a wholly-owned subsidiary of Weyerhaeuser Company (for which KPMG also serves as the independent auditor) until March 7, 2007, when the decision to change auditors was approved by the Audit Committee of the Board in connection with our becoming an independent publicly-traded company. On March 7, 2007, KPMG LLP was dismissed as independent auditor for the Corporation effective upon the completion of the audit of the financial statements of the Weyerhaeuser Fine Paper Business (a business unit of Weyerhaeuser Company) as of and for the year ended December 31, 2006, and the issuance of KPMG’s report thereon. KPMG was subsequently engaged by the Corporation in 2007 to complete a review of the Corporation’s financial statements for the interim periods ended March 26, 2006, June 25, 2006 and September 24, 2006 and for the year ended December 31, 2006, in connection with the filing of the Corporation’s quarterly reports on Form 10-Q and annual report on Form 10-K as KMPG acted as the independent auditors for the Corporation with respect to these historical periods.

The audit report of KPMG on the combined balance sheets of the Weyerhaeuser Fine Paper Business as of December 31, 2006, and related combined statements of operations, Business Unit equity, and cash flows for the period ended December 31, 2006, did not contain any adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

During the period from August 2006 through December 31, 2006, and the subsequent interim period through March 7, 2007 with respect to Domtar Corporation, and during the fiscal year ended December 31, 2006, and the subsequent interim period through March 7, 2007 with respect to the Weyerhaeuser Fine Paper Business, there were no: (1) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make reference to such subject matter in connection with their reports, or (2) any events that occurred that could constitute a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K.)

The Corporation appointed PwC as independent auditor to audit the Corporation’s financial statements beginning with the financial statements as of and for the year ended December 30, 2007. The engagement of PwC was approved by the Audit Committee of the Board on March 7, 2007. PwC was the independent auditor of Domtar Inc. prior to March 7, 2007.

Since its incorporation in August 2006, the Corporation has not consulted PwC regarding (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Corporation’s financial statements, nor did PwC provide written or oral advice to the Corporation that PwC concluded was an important factor considered by the Corporation in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Regulation S-K Item 304(a)(1)(iv) and the related instructions), or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

Although we are not required to have our stockholders ratify the selection of PwC as our independent registered public accounting firm, the Board of Directors requests ratification of this appointment by the stockholders as a matter of good corporate practice. A representative of PwC will be present at the annual meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Corporation in 2009.

ITEM 3

THE REVERSE STOCK SPLIT PROPOSAL

The Corporation is asking stockholders to authorize the Board to effect, in its discretion, a reverse stock split of the outstanding shares of our common stock, par value $0.01 per share, at a reverse stock split ratio of each of 1-for-12, 1-for-15 or 1-for-18, and to approve corresponding amendments to our certificate of incorporation to effect the reverse stock split, subject to the Board’s authority to abandon such amendment.

The form of the proposed amendment to our certificate of incorporation to effect the reverse stock split has been unanimously adopted by our Board and is attached to this Proxy Statement as Annex A.

Our Board, in its discretion, may elect to effect any one (but not more than one) of the three reverse stock split ratios upon receipt of stockholder approval and prior to filing a certificate of amendment with the Delaware Secretary of State, or none of them if our Board determines in its discretion not to proceed with the reverse stock split. We believe that the availability of the three alternative reverse stock split ratios will provide us with the flexibility to implement the reverse stock split in a manner designed to maximize the anticipated benefits for the Corporation and our stockholders. In determining which of the three alternative reverse stock split ratios to implement, if any, following the receipt of stockholder approval, our Board may consider, among other things, factors such as:

•	the historical trading price and trading volume of our common stock;

•	the then prevailing trading price and trading volume of our common stock and the anticipated impact of the reverse stock split on the trading market for our common stock;

•	our ability to continue our listing on the NYSE;

•	the greatest overall reduction in our administrative costs; and

•	prevailing general market and economic conditions.

At the close of business on March 10, 2009, the closing price of our common stock on the NYSE was $0.76 and we had 495,201,250 shares of common stock issued and outstanding. Based on the number of shares of common stock currently issued and outstanding, immediately following the completion of the reverse stock split and, for illustrative purposes only, assuming a 1-for-12 reverse stock split, we would have approximately 41,266,770 shares of common stock issued and outstanding (without giving effect to the treatment of fractional shares). We do not expect the reverse stock split itself to have any economic effect on our stockholders, debt holders or holders of options or restricted stock, except to the extent the reverse stock split will result in fractional shares as discussed below.

Unless you instruct us via proxy to vote differently, we will vote valid proxies FOR the approval of the proposed amendments to our certificate of incorporation.

Reasons for the Reverse Stock Split

Our Board authorized the reverse split of our common stock with the primary intent of increasing the price of our common stock in order to continue to meet the NYSE’s price criteria for continued listing on that exchange. Our common stock is publicly traded and listed on the NYSE under the symbol “UFS.”

The continued listing standards of the NYSE require that the average per share closing price of a listed company’s common stock not fall below $1.00 for any period of 30 consecutive trading days. The NYSE recently suspended this requirement until June 30, 2009. The closing price of the Corporation’s common stock has fallen below $1.00, although the average per share closing price has not yet fallen below $1.00 for any period of 30 consecutive trading days; however, the Board has determined that, in order promote the continued listing of our common stock on the NYSE, it would be in the best interests of the Corporation and our stockholders to effectuate a reverse stock split of our common stock, which we believe would have the effect of raising our share price well above $1.00, given our current market capitalization.

In addition to improving the level of our common stock trading price, the Board further believes that implementing the reverse stock split will make our common stock more attractive to a broader range of institutional and other investors. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual stockholders’ paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. However, some investors may view the reverse stock split negatively since it reduces the number of shares of common stock available in the public market.

Certain Risk Factors Associated with the Reverse Stock Split

•

Reducing the number of outstanding shares of our common stock through the reverse stock split is intended, absent other factors, to increase the per share market price of our common stock; however, the market price of our common stock will also be based on our financial results, market conditions, the market perception of our business and other factors, which are unrelated to the number of shares outstanding. As a result, there can be no assurance that the market price of our common stock will increase following the reverse stock split or will not decrease in the future, or that the average per share closing price of our common stock will continue to meet the NYSE’s minimum share price requirement. Accordingly, the total market capitalization of our common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split. In addition, in the future, the market price of our common stock following the reverse stock split may not exceed or remain higher than the market price prior to the reverse stock split.

•

The liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. In addition, there can be no assurance that the reverse stock split will result in a per share price that will attract institutional and other investors or satisfy such investors’ investing guidelines.

Effects of the Reverse Stock Split

General

If the reverse stock split is approved and implemented, the principal effect will be to proportionately decrease the number of outstanding shares of our common stock, based on the reverse stock split ratio selected by our Board. Our common stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we are subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of our common stock under the Exchange Act or the listing of our common stock on the NYSE or the Toronto Stock Exchange (“TSX”). Following the reverse stock split, our common stock will continue to be listed on the NYSE and the TSX under the symbol “UFS,” although it will be considered a new listing with a new CUSIP number.

Proportionate voting rights and other rights of the holders of our common stock will not be affected by the reverse stock split, other than as a result of the treatment of fractional shares as described below. For example, a holder of 2% of the voting power of the outstanding shares of our common stock immediately prior to the effectiveness of the reverse stock split will generally continue to hold 2% of the voting power of the outstanding shares of our common stock after the reverse stock split. The number of stockholders of record will not be affected by the reverse stock split (except to the extent any are cashed out as a result of holding fractional shares). If approved and implemented, the reverse stock split may result in some stockholders owning “odd lots” of fewer than 100 shares of our common stock or the exchangeable shares of Domtar (Canada) Paper Inc. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. Our Board believes, however, that these potential effects are outweighed by the benefits of the reverse stock split.

Effectiveness of Reverse Stock Split

The reverse stock split, if approved by our stockholders, would become effective upon the filing and effectiveness (the “Effective Time”) of a certificate of amendment to our certificate of incorporation with the Secretary of State of the State of Delaware. It is expected that such filing will take place promptly following the annual meeting, assuming the stockholders approve the amendment. However, the exact timing of the filing of the amendment will be determined by our Board based on its evaluation as to when such action will be the most advantageous to the Corporation and our stockholders. While not anticipated, our Board reserves the right to defer or abandon the amendments proposed in this Item 3 without further action by the stockholders at any time before the filing of a certificate of amendment with the Delaware Secretary of State, even if the proposed amendment has been approved by the stockholders at the annual meeting.

Effect on Our Stock Plans

We currently have equity awards outstanding under our Omnibus Incentive Plan, 2004 Replacement Long-Term Incentive Plan for Former Employees of Weyerhaeuser Company, 1998 Replacement Long-Term Incentive Compensation Plan for Former Employees of Weyerhaeuser Company, Replacement Long-Term Incentive Compensation Plan for Former Employees of Weyerhaeuser Company, Executive Stock Option and Share Purchase Plan, Executive Deferred Share Unit Plan, and Deferred Share Unit Plan for Outside Directors (collectively, the “Stock Plans”). Our Stock Plans require that, in the event of a stock split (among other things), the following are proportionately adjusted to reflect the stock split: (1) the number of shares of common stock authorized under each Stock Plan, (2) the number of shares of common stock subject to each outstanding award under each Stock Plan and (3) the exercise price of any stock options or similar outstanding awards. The Human Resources Committee of our Board will approve a proportional adjustment to the number of shares of common stock authorized under each Stock Plan, the number of shares of common stock subject to each outstanding award under each Stock Plan and the exercise price of outstanding stock options under our Stock Plans using the same split ratio, conditioned on stockholder approval of the reverse stock split.

Effect on Authorized but Unissued Shares of Common Stock

Currently, we are authorized to issue up to 2,000,000,000 shares of common stock. The reverse stock split will have no impact on the number of shares authorized under our certificate of incorporation.

Since we are not reducing the total authorized number of shares of common stock under our certificate of incorporation, we will have the ability to issue a greater percentage of our common stock in relation to our outstanding shares after the reverse stock split than we currently have. As a result, if we were to issue such shares, it would potentially have a greater dilutive effect on our current stockholders, depending on the size of the issuance. Each share of common stock would have the same rights and privileges under our certificate of incorporation as each share of common stock that is currently authorized for issuance. We believe that the availability of additional authorized shares of common stock will provide us with additional flexibility, including the ability to issue common stock for a variety of purposes, including, among others, the sale of common stock to obtain additional funding, the exchange of outstanding indebtedness for common stock or the use (subject to stockholder approval as required) of common stock for equity compensation. We currently do not have any plan, commitment, arrangement, understanding or agreement, either written or oral, to issue any shares of additional authorized common stock, and it is unlikely that we would issue any additional shares in light of the stock split.

However, the additional shares of common stock would be available for issuance by action of our Board without the need for further action by our stockholders, unless stockholder action is specifically required by applicable law or NYSE or TSX rules.

Effect on Exchangeable Shares

The exchangeable shares of Domtar (Canada) Paper Inc. are intended to be substantially the economic equivalent of shares of our common stock and are currently exchangeable at the option of the holder on a one-for-one basis for shares of our common stock. A holder of exchangeable shares is entitled to one vote for each share of common stock issued upon conversion of the exchangeable shares. Pursuant to the articles of incorporation and agreements setting forth the terms of the exchangeable shares, the Corporation may reduce, combine, consolidate or change the outstanding shares of common stock of the Corporation into a lesser number of shares without the approval of holders of the exchangeable shares so long as the same changes, or economically equivalent changes, are made simultaneously in the rights and terms of the exchangeable shares. The board of directors of Domtar (Canada) Paper Inc. has determined that the reverse stock split, as applicable to the exchangeable shares, is economically equivalent. As approved by the board of directors of Domtar (Canada) Paper Inc., if the reverse stock split is effected, an equivalent reverse stock split of the outstanding exchangeable shares will be implemented at the same time and at the same ratio as the reverse stock split. As a result, the proportionate voting rights and other rights of the holders of our exchangeable shares will not be affected by the reverse stock split. Following the reverse stock split, the exchangeable shares will continue to be listed on the TSX under the symbol “UFX,” although it will be considered a new listing with a new CUSIP number.

At the close of business on March 10, 2009, the closing price of the exchangeable shares on the TSX was CDN $0.92 and there were 20,371,176 exchangeable shares issued and outstanding. Based on the number of exchangeable shares currently issued and outstanding, immediately following the completion of the reverse stock split and, for illustrative purposes only, assuming a 1-for-12 reverse stock split, there would be approximately 1,697,598 exchangeable shares issued and outstanding (without giving effect to the treatment of fractional shares).

Effect on Par Value

The proposed amendments to our certificate of incorporation will not affect the par value of our common stock, which will remain at $0.01. The exchangeable shares will continue to have no par value.

Accounting Consequences

As a result of the reverse stock split, upon the Effective Time, the stated capital on our balance sheet attributable to our common stock, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced in proportion to the size of the reverse stock split. Correspondingly, our additional paid-in capital account, which consists of the difference between our stated capital and the aggregate amount paid to us upon issuance of all currently outstanding shares of our common stock, shall be credited with the amount by which the stated capital is reduced. Our stockholders’ equity, in the aggregate, will remain unchanged. However, after the reverse stock split, net income or loss per share, and other per share amounts, will be increased because there will be fewer shares of common stock outstanding. In future financial statements, net income or loss per share and other per share amounts for periods ending before the reverse stock split would be recast to give retroactive effect to the reverse stock split.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares of common stock following the proposed reverse stock split, our Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 under the Exchange Act.

Book-Entry Shares (Registered or Beneficial)

If the reverse stock split is effected, stockholders who hold uncertificated shares (i.e., shares held in book-entry form and not represented by a physical stock certificate), either as direct or beneficial owners, will have their holdings electronically adjusted by our transfer agent through the NYSE’s Direct Registration System (and, for beneficial owners, by their brokerage firms, banks, trusts or other nominees that hold in “street name” for their benefit, as the case may be) to give effect to the reverse stock split. However, brokerage firms, banks, trusts or other nominees may apply their own procedures for processing the reverse stock split. If you hold shares with a brokerage firm, bank, trust or other nominee and have questions in this regard, we encourage you to contact your nominee.

Stockholders who hold uncertificated shares as direct owners will be sent a transmittal letter by our transfer agent and will need to return a properly completed and duly executed transmittal letter in order to receive any cash payment in lieu of fractional shares or any other distributions, if any, that may be declared and payable to holders of record following the reverse stock split.

There are no directly owned uncertificated exchangeable shares. Beneficial holders of uncertificated exchangeable shares through brokerage firms, banks, trusts or other nominees should follow similar procedures as outlined above.

Exchange of Stock Certificates

If the reverse stock split is effected, stockholders holding certificated shares of common stock or exchangeable shares (i.e., shares represented by one or more physical stock certificates) will be required to exchange their Old Certificate(s) for New Certificate(s) representing the appropriate number of shares of our common stock or exchangeable shares resulting from the reverse stock split. Stockholders of record upon the Effective Time will be furnished the necessary materials and instructions for the surrender and exchange of their Old Certificate(s) at the appropriate time by our transfer agent. Stockholders will not have to pay any transfer fee or other fee in connection with such exchange. As soon as practicable after the Effective Time, our transfer agent will send a transmittal letter to each stockholder advising such holder of the procedure for surrendering Old Certificate(s) in exchange for New Certificate(s). Pursuant to applicable rules of the NYSE and the TSX, your Old Certificate(s) representing pre-split shares cannot be used for either transfers or deliveries made on the NYSE and the TSX; thus, you must exchange your Old Certificate(s) for New Certificate(s) in order to effect transfers or deliveries of your shares on the NYSE and the TSX.

You should not send your old certificates now. You should send them only after you receive the letter of transmittal from our transfer agent.

As soon as practicable after the surrender to the transfer agent of any Old Certificate(s), together with a properly completed and duly executed transmittal letter and any other documents the transfer agent may specify, the transfer agent will deliver to the person in whose name such Old Certificate(s) had been issued a New Certificate registered in the name of such person.

Until surrendered as contemplated herein, a stockholder’s Old Certificate(s) shall be deemed at and after the Effective Time to represent the number of full shares of our common stock or exchangeable shares resulting from the reverse stock split. Until stockholders have returned their properly completed and duly executed transmittal letter and surrendered their Old Certificate(s) for exchange, stockholders will not be entitled to receive any other distributions, if any, that may be declared and payable to holders of record following the reverse stock split.

Any stockholder whose Old Certificate(s) have been lost, destroyed or stolen will be entitled to a New Certificate only after complying with the requirements that we and the transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any Old Certificate, except that if any New Certificate is to be issued in a name other than that in which the Old Certificate(s) are registered, it will be a condition of such issuance that (1) the person requesting such issuance must pay to us any applicable transfer taxes or establish to our satisfaction that such taxes have been paid or are not payable, (2) the transfer complies with all applicable federal, state and provincial securities laws, and (3) the surrendered certificate is properly endorsed and otherwise in proper form for transfer.

Fractional Shares

We do not currently intend to issue fractional shares, or certificates representing fractional shares, in connection with the reverse stock split. Stockholders who would otherwise hold fractional shares because the number of shares of common stock or exchangeable shares they hold before the reverse stock split is not evenly divisible based on the split ratio selected by our Board will be entitled to receive cash (without interest) in lieu of such fractional shares from our transfer agent, upon receipt by our transfer agent of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of all Old Certificate(s), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by our transfer agent of all fractional shares otherwise issuable. The ownership of a fractional share interest will not give the holder any voting, dividend or other rights, except to receive the above-described cash payment. We will be responsible for any brokerage fees or commissions related to the transfer agent’s selling in the open market shares that would otherwise be fractional shares.

Stockholders should be aware that, under the escheat laws of various jurisdictions, sums due for fractional interests that are not timely claimed after the Effective Time may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by us or our transfer agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, if applicable, stockholders otherwise entitled to receive such funds, but who do not receive them due to, for example, their failure to timely comply with our transfer agent’s instructions, will have to seek to obtain such funds directly from the state to which they were paid.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter’s rights or appraisal rights with respect to the reverse stock split described in this Item 3, and we will not independently provide our stockholders with any such rights.

Certain United States Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a general summary of certain U.S. federal income tax consequences of the reverse stock split of our common stock that may be relevant to holders of our common stock that hold such stock as a capital asset for federal income tax purposes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions as of the date hereof, all of which may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences that may differ from those discussed below. This discussion does not address all aspects of federal income taxation that may be relevant to such holders in light of their particular circumstances or to holders that may be subject to special tax rules, including, without limitation: (i) holders subject to the alternative minimum tax; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (or other flow-through entities for U.S. federal income tax purposes and their partners or members); (vii) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (viii) U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar; (ix) persons holding our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (x) persons who acquire shares of our common stock in connection with employment or other performance of services; or (xi) U.S. expatriates. In addition, this summary does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction and U.S. federal tax consequences other than federal income taxation. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the United States federal income tax consequences of the reverse stock split and there can be no assurance the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge. EACH HOLDER OF COMMON STOCK SHOULD CONSULT ITS/HIS/HER TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH HOLDER.

For purposes of the discussion below, a “U.S. Holder” is a beneficial owner of shares of our common stock that for U.S. federal income tax purposes is: (1) an individual citizen or resident of the United States; (2) a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state or political subdivision thereof; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust, the administration of which is subject to the primary supervision of a U.S. court and as to which one or more U.S. persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect to be treated as a U.S. person. A “Non-U.S. Holder” is a beneficial owner (other than a partnership) of shares of our common stock that is not a U.S. Holder.

U.S. Holders

The reverse stock split of our common stock should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. Holder generally should not recognize gain or loss upon the reverse stock split, except with respect to cash received in lieu of a fractional share of our common stock, as discussed below. A U.S. Holder’s aggregate tax basis in the shares of our common stock received pursuant to the reverse stock split should equal the aggregate tax basis of the shares of our common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of our common stock), and such U.S. Holder’s holding period (i.e. acquired date) in the shares of our common stock received should include the holding period in the shares of our common stock surrendered. Holders of shares of our common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A U.S. Holder that receives cash in lieu of a fractional share of our common stock pursuant to the reverse stock split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the shares of our common stock surrendered that is allocated to such fractional share of our common stock. Such capital gain or loss should be long term capital gain or loss if the U.S. Holder’s holding period for our common stock surrendered exceeded one year at the Effective Time.

Information Reporting and Backup Withholding. Information returns generally will be required to be filed with the IRS with respect to the receipt of cash in lieu of a fractional share of our common stock pursuant to the reverse stock split in the case of certain U.S. Holders. In addition, U.S. Holders may be subject to a backup withholding tax (at the current applicable rate of 28%) on the payment of such cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld from a U.S. Holder under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Non-U.S. Holders that exchange shares of our common stock pursuant to the reverse stock split generally should be subject to tax in the manner described above under “U.S. Holders,” except that any capital gain realized by a Non-U.S. Holder as a result of receiving cash in lieu of a fractional share of our common stock generally should not be subject to U.S. federal income or withholding tax unless:

•

the Non-U.S. Holder is an individual who holds our common stock as a capital asset, is present in the U.S. for 183 days or more during the taxable year of the reverse stock split and meets certain other conditions;

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. (and, if certain income tax treaties apply, is attributable to a Non-U.S. Holder’s permanent establishment in the U.S.); or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the Effective Time, or the period that the Non-U.S. Holder held the shares of our common stock, and the Non-US Holder held (directly or constructively) more than 5% of our common stock during such period.

Individual Non-U.S. Holders who are subject to U.S. federal income tax because they are present in the United States for 183 days or more during the year of the reverse stock split will be taxed on their gain (including gain from the sale of shares of our common stock and net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year) at a flat rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Other Non-U.S. Holders subject to U.S. federal income tax with respect to gain recognized as a result of receiving cash in lieu of a fractional share of common stock generally will be taxed on such gain in the same manner as if they were U.S. Holders and, in the case of foreign corporations, may under certain circumstances be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Information Reporting and Backup Withholding. In general, backup withholding and information reporting will not apply to payment of cash in lieu of a fractional share of our common stock to a Non-U.S. Holder pursuant to the reverse stock split if the Non-U.S. Holder certifies in the manner required that it is a Non-U.S. Holder and neither we nor the transfer agent has actual knowledge to the contrary. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS. In certain circumstances the amount of cash paid to a Non-U.S. Holder in lieu of a fractional share of our common stock and certain other information may be reported to the IRS.

Certain Canadian Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Tax Act”) generally applicable to a holder of common stock of the Corporation or of exchangeable shares of Domtar (Canada) Paper Inc. whose shares are consolidated pursuant to the reverse stock split and who, for purposes of the Tax Act, is a resident in Canada, holds his shares as capital property and deals at arm’s length and is not affiliated with either the Corporation or Domtar (Canada) Paper Inc. (a “Canadian Holder”).

This summary is based on the current provisions of the Tax Act, the regulations thereunder (the “Regulations”), and Canadian counsel’s understanding of the current published administrative and assessing practices of the Canada Revenue Agency and takes into account all specific proposals to amend the Tax Act and the Regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof. This summary does not take into account or anticipate any other changes in law or administrative practices, whether by judicial, governmental or legislative action or decision, nor does it take into account provincial, territorial or foreign income tax legislation or considerations.

This summary is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any particular holder. Holders should consult their own tax advisors as to the tax consequences in their particular circumstances.

A Canadian Holder will not realize a capital gain or a capital loss as a result of the reverse stock split, other than with respect to a cash payment received on the sale of a fractional share as discussed below. The aggregate adjusted cost base to a Canadian Holder of all his shares (including any fractional share received as a result of the reverse stock split and sold on behalf of the holder) will be the same after the reverse stock split as it was before the reverse stock split.

A Canadian Holder who receives a cash payment on the sale of a fractional share following the reverse stock split will realize a capital gain (or a capital loss) to the extent that the cash received for the fractional share, net of reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of such fractional share to the Canadian Holder. Generally, one-half of any capital gain (taxable capital gain) realized must be included in income and one-half of any capital loss (allowable capital loss) realized may be deducted against taxable capital gains in accordance with the detailed provisions of the Tax Act.

For the purposes of the Tax Act, all amounts relating to the acquisition and/or disposition of common stock and exchangeable shares must be converted into Canadian dollars using the foreign exchange rates prevailing at the time such amount arises.

Unanimous Recommendation of the Board of Directors; Vote Required

The proposal to amend our certificate of incorporation to effect a reverse stock split with respect to our common stock at one of three reverse stock split ratios requires for its approval the affirmative vote of a majority of the voting power of all outstanding shares of the Corporation entitled to vote thereon. Any abstentions will have the effect of a vote against the proposal.

The Board of Directors unanimously recommends a vote FOR this proposal to authorize our Board of Directors to effect a reverse stock split of our common stock at one of three reverse stock split ratios and to approve corresponding amendments to our certificate of incorporation.

GOVERNANCE OF THE CORPORATION

Board Governance

Our Board has adopted written Corporate Governance Guidelines that comply with the listing standards of the NYSE. Those Guidelines set forth requirements relating to director responsibilities, director qualification standards, including director independence, director compensation, our director resignation policy with respect to majority voting in uncontested elections, director orientation and continuing education, CEO succession planning and assessment of the Board’s performance, among other matters. Copies of our Corporate Governance Guidelines are available without charge on the corporate governance portion of our website or upon request in writing to Domtar Corporation, 395 de Maisonneuve Blvd. West, Montreal (Quebec) Canada, H3A 1L6, Attention: Corporate Secretary. The Corporation also complies with the listing standards of the TSX.

Current Members of Our Board of Directors

The members of the Board on the date of this proxy statement, and the committees of the Board on which they serve, are identified below.

Director	Audit Committee	Nominating and Corporate Governance Committee	Human Resources Committee	Environmental, Health and Safety Committee
Jack C. Bingleman	*	*

Marvin D. Cooper

Louis P. Gignac	*			*

Brian M. Levitt		*	*

Harold H. MacKay		*

W. Henson Moore	*			*

Michael R. Onustock			*	*

Raymond Royer

Robert J. Steacy	*	*

William C. Stivers	*			*

Pamela B. Strobel		*	*

Richard Tan			*	*

Denis Turcotte			*

John D. Williams

Board Meetings

From January 1 through December 31, 2008, our Board held 12 meetings. Each of our directors attended 75% or more of the aggregate of the total number of meetings of the Board and the total number of meetings held by all Board committees on which he or she served during the periods that he or she served.

Board Committees

The Board has standing Audit, Nominating and Corporate Governance, Human Resources and Environmental, Health and Safety Committees.

Audit Committee

The Audit Committee is comprised solely of directors who meet the independence requirements of the NYSE and the Exchange Act and are financially literate, as required by the NYSE. In addition, the Board has determined that Messrs. Steacy and Stivers each qualifies as a “financial expert” and has accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

The Audit Committee, through regular or special meetings with management, the vice president of internal audit and the Corporation’s independent auditors, provides oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Corporation, including the Corporation’s compliance with legal and regulatory requirements. The Audit Committee also has the sole authority for the appointment, compensation and oversight of the Corporation’s independent auditors.

The Audit Committee is governed by the Audit Committee Charter, which is available on the Corporation’s website at http://www.domtar.com/files/Internal/AuditCharter_2009.pdf. A copy of the charter will be provided without charge to any stockholder who requests it in writing.

The Audit Committee held 11 meetings in 2008.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised solely of directors who meet the independence requirements of the NYSE.

The Nominating and Corporate Governance Committee has a leadership role in shaping the governance of the Corporation, reviewing the compensation of the Corporation’s directors and providing oversight and direction regarding the functioning and operation of the board of directors, including reviewing and recommending to the Board of Directors candidates for election as directors, and overseeing the relationship between the Corporation and its stockholders. In addition, the Nominating and Corporate Governance Committee oversees the process for, and in coordination with the Human Resources Committee, makes recommendations to the Board with respect to the selection of a CEO of the Corporation.

The Nominating and Corporate Governance Committee is governed by the Nominating and Corporate Governance Committee Charter, which is available on the Corporation’s website at http://www.domtar.com/files/Corporate/NomCharter_2009.pdf. A copy of the charter will be provided without charge to any stockholder who requests it in writing.

The Nominating and Corporate Governance Committee held 6 meetings in 2008.

Human Resources Committee

The Human Resources Committee is comprised solely of directors who meet the independence requirements of the NYSE, meet the requirements for a “Non-Employee Director” under the Exchange Act and, with the exception of Mr. Levitt, meet the requirements for an “outside director” under the Code. Mr. Levitt is not considered as “outside director” since the legal fees paid by the Corporation to Osler Hoskin & Harcourt LLP, of which Mr. Levitt is the Co-Chair, were approximately $72,000 per fiscal year 2008, which exceeded $60,000, the maximum amount prescribed by section 162(m) of the Code. Accordingly, the Human Resources Committee of the Board of Directors has created a sub-committee, comprised of its other members who satisfy the requirement of “outside director”, with the responsibility to approve all performance-based compensation.

The Human Resources Committee has responsibility for reviewing and approving the strategy and design of the Corporation’s compensation and benefits systems; making recommendations to the Board with respect to incentive compensation and equity-based plans; managing the processes used by the Board to evaluate the Corporation’s chief executive officer, reviewing the compensation of the Corporation’s chief executive officer, reviewing and approving salaries and incentive compensation of the Corporation’s officers and certain other positions, administering the Corporation’s stock option and incentive compensation plans; overseeing the work of the Pension Administration Committee of the Corporation and, in coordination with the Nominating and Corporate Governance Committee, making recommendations to the Board with respect to the selection of a CEO of the Corporation.

The Human Resources Committee is governed by the Human Resources Committee Charter, which is available on the Corporation’s website at http://www.domtar.com/files/Corporate/HRCharter_2009.pdf. A copy of the charter will be provided without charge to any stockholder who requests it in writing.

The Human Resources Committee held 7 meetings in 2008.

Environmental, Health and Safety Committee

The Environmental, Health and Safety Committee has responsibility for reviewing environmental, health and safety (“EHS”) policies, and making recommendations to the Board regarding significant EHS audit and monitoring systems as well as related reports from management; reviewing EHS standards, procedures and practices against applicable regulatory requirements and overseeing compliance therewith; reviewing objectives and plans for implementing policies, procedures, practices, compliance measures and risk management programs regarding forestry, environmental protection and occupational health and safety; and discussing with management the scope and plans for the conduct of audits of EHS performance, significant results of audits, and pending or threatened material proceedings or complaints relating to EHS.

The Environmental, Health and Safety Committee is governed by the Environmental, Health and Safety Committee Charter, which is available on the Corporation’s website at http://www.domtar.com/files/Corporate/EnvCharter_2009.pdf. A copy of the charter will be provided without charge to any stockholder who requests it in writing.

The Environmental, Health and Safety Committee held 6 meetings in 2008.

Board Independence

Pursuant to the Corporation’s Corporate Governance Guidelines, the Board undertook its annual review of director independence in February 2009. During annual reviews, the Board considers any transactions and relationships between each director or any member of his or her immediate family and the Corporation and its subsidiaries and affiliates. The Board also examines any transactions and relationships between directors or their affiliates and members of the Corporation’s senior management or their affiliates. The purpose of this review is to determine whether any such relationships or transactions were inconsistent with a determination that a director is independent. In connection with the 2009 annual review of director independence, the Board considered the relationship of Mr. Stivers with Minerals Technologies, Inc. Mr. Stivers, a director of Domtar Corporation since March 2007, has also served on the board of directors of Minerals Technologies Inc. since 2003 and is a shareholder of Minerals Technologies, Inc. From January 1 through December 31, 2008, the Corporation purchased approximately $48 million of precipitated calcium carbonate from Minerals Technologies, Inc. pursuant to contracts entered into prior to March 7, 2007, or renewed thereafter. The Corporation continues to purchase precipitated calcium carbonate from Minerals Technologies, Inc. in 2009. The Board concluded that this relationship does not affect Mr. Stivers’ independence as Mr. Stivers’ only relationship with Minerals Technologies, Inc. is that he serves on the board of directors and is a shareholder. The sales involved are determined in arms-length market transactions, and Mr. Stivers recused himself on each of the two occasions when such transactions were discussed by the Board during 2008.

As a result of this review, the Board affirmatively determined that each director other than Messrs. Williams and Cooper, who are members of the Corporation’s senior management, and Mr. Royer, who retired as the Corporation’s President and Chief Executive Officer, is independent under the independence requirements of the listing standards of the NYSE and TSX, and the Corporation’s Corporate Governance Guidelines and Director Independence Standards, which are available on the Corporation’s website at http://www.domtar.com.

In addition, the Board determined that Messrs. Bingleman, Gignac, Moore, Steacy and Stivers meet the independence requirements of the SEC and the NYSE rules for Audit Committee members. Each of Messrs. Levitt, Onustock, Tan and Turcotte and Ms. Strobel is a “Non-employee Director” for purposes Exchange Act and, with the exception of Mr. Levitt, each satisfies the requirements of an “outside director” for purposes of the Code, and the regulations promulgated thereunder.

Selection of Nominees for Election to the Board

The Nominating and Corporate Governance Committee considers potential nominees for Board membership suggested by its members and other Board members, as well as by members of management and stockholders. The Nominating and Corporate Governance Committee evaluates prospective nominees against the standards and qualifications set out in the Corporation’s Corporate Governance Guidelines as well as other relevant factors as it deems appropriate, including: the need for the Board, as a whole, to be diverse and consist of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise, local or community ties and minimum individual qualifications, including strength of character, mature judgment, familiarity with the Corporation’s business and industry, independence of thought and an ability to work collegially. The Committee also may consider the extent to which the candidate would fill a present need on the Board. The Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendations and report of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in accordance with the procedures set forth in the Corporation’s by-laws. A stockholder who wishes to recommend a prospective nominee for the Board should provide notice to the Secretary of the Corporation, in the time and manner as specified in the Corporation’s by-laws, which sets forth: the nominating stockholder’s name and address; the name and address of the proposed nominee; a representation that the nominating stockholder is a holder of record of stock of the Corporation entitled to vote at the next annual meeting of stockholders and intends to appear in person or by proxy at the next annual meeting of stockholders to nominate the nominee; a description of any arrangements or understandings between the nominating stockholder and the nominee and any other person involved in the nomination process; such other information regarding the nominee as would have been required to be included in a proxy statement filed pursuant to the rules of the SEC had such nominee been nominated by the Board; the consent of the nominee to serve as a director of the Corporation if so elected; and a representation as to whether the nominating stockholder intends to solicit proxies in support of the nominee. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director.

Code of Business Conduct and Ethics

The Corporation has adopted a Code of Business Conduct and Ethics which is applicable to all employees of the Corporation, including the principal executive officer, the principal financial officer and the principal accounting officer, and which is available on the Corporation’s website at www.domtar.com. In addition, the Corporation has adopted a Code of Business Conduct for Members of the Board which is available on the Corporation’s website at www.domtar.com. Copies of each of these codes will be provided without charge to any stockholder who requests them in writing.

Certain Relationships and Related Transactions

Our Board has also adopted written Procedures for Review of Related Persons Transactions. These procedures cover transactions in which the Corporation or any subsidiary was or is to be a participant, the amount exceeds $120,000 and a “related person”, as defined in Item 404(a) of Regulation S-K, has or will have a direct or indirect material interest. Each director, director nominee and executive officer of the Corporation must notify the Corporate Secretary in writing of any such related person transaction, the Corporate Secretary provides a copy of the notice to the Audit Committee, which reviews such transaction and approves if it the Audit Committee determines the transaction is fair and reasonable to the Corporation and consistent with the Corporation’s best interest.

Stockholder Communications with the Board

Stockholders and other interested parties who wish to contact the Chairman of the Board, our non-management directors as a group or any committee chairperson may send written correspondence, in care of the Vice-President and Secretary, to Domtar Corporation, 395 de Maisonneuve Blvd. West, Montreal (Quebec) Canada, H3A 1L6. The procedures for the submission of such communications, including any complaints or concerns regarding accounting issues or other compliance matters, is contained in our Policy on Communications, which is available on the Corporation’s website at www.domtar.com.

Communications addressed to directors that discuss business or other matters relevant to the activities of our Board will be preliminarily reviewed by the Office of the Corporate Secretary and then distributed either in summary form or by delivering a copy of the communication. Communications will be distributed to the director, or group of directors, to whom they are addressed. Other correspondence received by the Corporation that is addressed to one or more directors, such as subscription offers, conference invitations, media inquiries and requests for contributions, will be directed to the Office of the Corporate Secretary and treated according to our Policy on Communications.

Board Attendance at Stockholder Meetings

The Corporation expects its directors to attend the annual meeting of stockholders.

AUDIT COMMITTEE REPORT CONCERNING FINANCIAL MATTERS

The Audit Committee’s primary responsibility is the oversight of the Corporation’s financial reporting process on behalf of the Board of Directors. Management is responsible for establishing and maintaining the Corporation’s internal controls, for preparing the financial statements, and for the public reporting process. The independent registered public accounting firm is responsible for performing an audit of the Corporation’s financial statements in accordance with generally accepted auditing standards and for issuing a report on its audit. The independent registered public accounting firm also issues a report on the effectiveness of the Corporations internal control over financial reporting. The Audit Committee reviews the work of management and has direct responsibility for retention of the independent registered public accounting firm on behalf of the Board of Directors.

On behalf of the Board of Directors, the Audit Committee appointed PricewaterhouseCoopers LLP (“PwC”) as its independent registered public accounting firm to audit the Corporation’s consolidated financial statements and the Corporation’s internal control over financial reporting for the year ended December 31, 2008.

In conjunction with the activities performed by the Audit Committee in its oversight role, it has issued the following report as of February 23, 2009:

(1) The Audit Committee has reviewed and discussed with management of the Corporation and PwC its assessment of the effectiveness of the Corporation’s internal control over financial reporting and PwC’s the audited financial statements as of and for the year ended December 31, 2008. In addition, the Audit Committee reviewed and discussed with management the assessment of the Corporation’s system of internal controls. These discussions included meetings with PwC without representatives of management being present.

(2) The Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Communication with Audit Committees) and No. 90 (Audit Committee Communications), as amended and in effect on the date of this report.

(3) The Audit Committee has discussed with PwC its independence from the Corporation, and the Audit Committee has received from PwC, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees:

(i) a written disclosure, indicating all relationships, if any, between PwC and its related entities and the Corporation and its related entities which, in PwC’s professional judgment, reasonably may be thought to bear on PwC’s independence, and

(ii) a letter from PwC confirming that, in its professional judgment, it is independent of the Corporation within the meaning of the securities acts administered by the SEC.

(iii) The Audit Committee has determined that PwC’s provision of audit and non-audit services to the Corporation is compatible with maintaining auditor independence.

Based on the reviews and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the Audited Financial Statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

THE AUDIT COMMITTEE:

Jack C. Bingleman

Louis P. Gignac

W. Henson Moore

Robert J. Steacy

William C. Stivers

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Human Resources Committee of our Board of Directors is responsible for the design and oversight of the compensation for our named executive officers. Throughout this Compensation Discussion and Analysis (“CD&A”), we refer to the Human Resources Committee as the “HR Committee” or “the Committee.” Our named executive officers for 2008 were:

•	Raymond Royer, President and Chief Executive Officer

•	Marvin Cooper, Executive Vice-President and Chief Operating Officer

•	Daniel Buron, Senior Vice-President and Chief Financial Officer

•	Steven Barker, Senior Vice-President, Marketing

•	Roger Brear, Senior Vice-President, Southern Region Mills

In this CD&A, we provide detailed information about how we developed a compensation program that will incentivize our named executive officers to achieve our competitive goals, what the components of the program are, and what each component is designed to achieve. Specifically, our CD&A is organized as follows:

•	We first explain our objectives for 2008 and provide an overview of our ongoing compensation program.

•	We then explain how the HR Committee makes decisions regarding executive compensation matters, including the engagement of independent consultants, input from management and benchmarking.

•

We next provide descriptions of each component of compensation and analyze the mix of direct compensation elements (base salary, annual performance incentives and long-term equity incentives) for our named executives.

•

Finally, we address various policies that impact our executive compensation program, including with respect to employment agreements and termination and change in control protections, tax and accounting considerations and timing of equity grants.

We also discuss recent decisions taken by the Board to adjust the compensation structure for 2009 to align it with the significant challenges facing the Corporation, our industry and the global economy.

Establishment of Our Executive Compensation Program

Ongoing Compensation Program

No significant design changes were made to our compensation structure in 2008. Domtar extensively reviewed and redesigned its compensation structure in 2007 following the merger of Domtar Inc. and the fine paper business of Weyerhaeuser Company in March 2007 (the “Transaction”). The overall objectives of Domtar’s compensation policies and practices are to attract, retain and motivate proven talent, foster a customer-oriented culture in a highly cost-competitive environment and reward executives and employees for operating results expected to contribute to sustained shareholder value creation. Our specific objectives for 2008 were to:

•

align the performance conditions in our incentive plans with the Corporation’s objectives and shareholder value, and provide rewards under our plans that are consistent with Domtar’s pay-for-performance culture;

•

allocate between the elements of total direct compensation (base salary, annual incentives and long-term equity incentives) in a manner that is both market competitive and addresses our specific objectives;

•	continue to bring the value of each named executive officer’s total compensation opportunity into alignment with the median range for the appropriate pay peer group;

•	incentivize our management team to integrate the Domtar and Weyerhaeuser fine paper businesses and realize synergies from the Transaction;

•	enhance retention in the competitive North American market for executive talent;

•	achieve pay equity among executives with similar responsibility levels; and

•	address above-average risk of compensation volatility experienced by senior executives in our industry.

We reference a U.S. pay peer group for positions based in the U.S., a combination of the U.S. and Canadian pay peer groups (with dollars at par value, i.e., not converted) for positions based in Canada with significant U.S. focus and accountability and a Canadian pay peer group for other Canada-based positions. A Canadian/U.S. blend for named executive officers based in Canada but with significant U.S.-related duties enables us to attract, retain and motivate proven Canadian-based talent with the necessary skills to assume international responsibilities. Additional information regarding our pay peer groups is provided below under the heading “Benchmarking,” and information regarding the allocation between the elements of total compensation is presented below under the heading “Components of Executive Compensation”.

To ensure that we remain a competitive employer, total compensation is targeted at the market median for the appropriate peer group. To address the volatility in compensation experienced by senior executives in our industry, which has historically arisen from the cyclical nature of our industry and factors beyond management’s control, base salaries are anchored at 110% of the applicable market median (see “Components of Executive Compensation — Base Salary”). To maintain our desired target total compensation at the median for the appropriate pay peer group for 2008, we provided below-median long-term incentive opportunities, with a portion vesting based on the passage of time to reward retention and a portion vesting subject to the achievement of corporate performance objectives so that our executives are motivated to operate the business in a manner expected to realize long-term shareholder value creation (see “Components of Executive Compensation — Long-Term Equity Incentives”).

Business Integration Incentive Program

In connection with the Transaction, in 2007 we implemented a special program designed to retain key employees through a specified transition period and motivate a select group of employees to achieve the full integration of the Weyerhaeuser fine paper business with Domtar Inc., as well as various synergies expected to result from the Transaction. The participation of our named executive officers in this program is described below under the heading “Components of Executive Compensation — Business Integration Incentive Program”.

Predecessor Compensation

The Transaction Agreement between Domtar Inc. and Weyerhaeuser Company required us to assume certain compensation arrangements of our predecessor companies. As required by the Transaction Agreement, upon the consummation of the Transaction, certain equity awards granted by our predecessor companies to former Domtar Inc. directors and employees and former Weyerhaeuser Company employees were converted into Domtar Corporation equity awards. Converted awards held by our named executive officers are reflected in the Outstanding Equity Awards at Fiscal Year End Tables that appear later in this proxy statement.

Changes to Compensation Framework for 2009

This compensation discussion and analysis is focused on the compensation for 2008 reflected in our Summary Compensation Table in accordance with regulatory requirements. The Board of Directors determined to add this section to highlight decisions taken by the Board in 2009 to adjust the Corporation’s compensation structure for 2009 to align it with the significant challenges facing the Corporation, our industry and the global economy.

In keeping with the wide-spread global economic contraction, the months of November and December of 2008 saw a substantial rate of decline in demand for the Corporation’s products, including uncoated free sheet, which continued through the first two months of 2009. Because the degree of decline was unanticipated and the Corporation’s current CEO only assumed office on January 1, 2009, the Board requested that management present its revised operational objectives to deal with these challenges, which the Board received in February 2009.

As reflected elsewhere in this proxy statement, the Corporation’s focus during 2007 and 2008 was on the integration of the Domtar and Weyerhaeuser businesses and it was anticipated that Messrs Royer and Cooper would retire following the completion of that undertaking. When Mr. Williams was hired as CEO at the beginning of 2009, he was mandated to lead the development of a new strategic plan for the Corporation in 2009 and, once such plan was approved by the Board, to lead the execution of the plan. This process has commenced and the Board anticipates that it will be completed within the time frame envisaged. The deterioration of the global economy has added urgency to this task and complicated it because of the need to develop and implement in the very near term measures that will deal with the Corporation’s operating cost structure, manufacturing and cash preservation to deal with the 2009 impacts of the global economic contraction.

The twin challenges of developing and implementing significant short term measures while, at the same time, developing a new strategic plan and related implementation plan against the backdrop of a global economic contraction, which has reached a level of severity not previously experienced by our employees and the ultimate extent of which remains unknown, introduced a level of uncertainty that led the Board of Directors to conclude that it should alter the structure of the Corporation’s compensation plans in 2009 so as to focus all employees on the challenges to be met in 2009 and provide additional retention incentive for the key senior managers on whom the Corporation will rely to steer it through the current tumult and develop and implement strategies to create value over the medium term.

The Board considered reducing total direct compensation opportunity for senior management and decided not to do so because the aggregate cash impact of such a decision on any scale practicable was not meaningful in the context of the Corporation’s cash requirements, particularly when assessed in light of the risk of adverse impact on motivation and retention. The Board decided that the cash savings and cost structure adjustment required to be achieved in 2009 should be based on competitive compensation for the management and other employees on whom shareholders would be relying to create value.

The 2009 changes are as follows:

1. Base salaries for 2009 have been frozen at 2008 levels across the Corporation.

2. No grants of performance conditioned restricted stock units (“PCRSUs”), which in previous years represented 50% of the long term component of a manager’s total direct compensation, were made in 2009. The remaining 50% of long-term incentive compensation opportunity will continue to be provided as to 50% in tenure-based restricted stock units and as to 50% in stock options.

3. For persons other than the CEO and his direct reports (the “Management Committee”), a significant portion of the value previously represented by PCRSUs has been shifted to the Annual Incentive Plan (“AIP”) for 2009, increasing the short term incentive as a percentage of salary. Overall compensation remains, nevertheless, unchanged. For the Management Committee, only one half of such value has been shifted to the AIP for 2009. To balance the incentive of immediate cash payouts with retention incentive, any amount payable under the AIP for 2009 above the newly established target payout level will be paid 50% in cash and 50% in tenure based restricted stock units which vest in 2011, 2012 and 2013.

4. The Key Performance Indicators (other than Health and Safety, which remained unchanged at 15%) on which payout of the AIP for 2009 is based were altered and re-weighted to redistribute the 85% formerly based on EBITDA (earnings before interest, taxes, depreciation and amortization) as follows: EBITDA (40%), SG&A (selling, general and administrative expenses) (25%), and capital expenditure (20%), and conditions were attached to the payout for EBITDA achievement which provide strong incentives for the monetization of assets and maintenance of access to credit. The EBITDA, SG&A and capital expenditure targets reflect the revised operational objectives. Breaking the SG&A and capital expenditure components out from the EBITDA calculation is intended to strike a balance between the incentive to maintain pricing discipline inherent in the EBITDA target, on the one hand, and the incentive to take strong action (which is entirely within management’s control) on SG&A and capital expenditures, on the other hand.

5. Our new CEO’s compensation will have the same structure as the Management Committee. His employment agreement is described elsewhere in this proxy statement.

The HR Committee’s Decision Making Process

The HR Committee oversees our executive compensation program. The Committee is comprised solely of directors who meet the independence requirements of the NYSE, meet the requirements for a “Non-Employee Director” under the Exchange Act and, with the exception of Mr. Levitt, meet the requirements for an “outside director” under the Code. Mr. Levitt is not considered as “outside director” since the legal fees paid by the Corporation to Osler Hoskin & Harcourt LLP, of which Mr. Levitt is the Co-Chair, were approximately $72,000 for fiscal year 2008, which exceeded $60,000, the maximum amount prescribed by section 162(m) of the Code. Accordingly, the Human Resources Committee of the Board of Directors has created a sub-committee, comprised of its other members who meet the requirement of “outside director”, with the responsibility to approve all performance-based compensation.

The Board and the members of the HR Committee recognize the importance of executive compensation decisions to the management and stockholders of the Corporation, and have consequently given careful consideration to the Committee’s charter, its meeting schedule and agendas, and the process followed to make decisions. Committee agendas for the year are reviewed in advance to ensure that sufficient time has been allocated to consider and review alternatives before making decisions. Typically, information regarding strategic decisions on executive compensation is presented to the Committee over the course of more than one meeting before final approval is given. This allows time for questions from Committee members, as well as any requested follow-up analysis in advance of the final decision. Additional items are included as necessary to address issues as they arise.

Independent Compensation Consultant

The Committee has engaged an independent consultant, Hugessen Consulting Inc., to provide ongoing advice and counsel. At the direction of the Chair of the Committee, the independent consultant works with management and reviews recommendations and Committee materials in advance of each Committee meeting or other Committee communication. The independent consultant keeps the Chair of the Committee apprised of any areas of concern. Further, the independent consultant participates in most Committee meetings but not in all of the Committee’s in camera sessions. The independent consultant has been engaged by the Committee on the basis that it will not accept any work from management without express direction or consent of the chair of the Committee. The decisions made by the Committee are the responsibility of the Committee, and may reflect factors other than the recommendations and information provided by Hugessen Consulting Inc.

Input from Management

Our Senior Vice-President, Human Resources regularly attends HR Committee meetings. Among other matters, he presents our Chief Executive Officer’s recommendations regarding any changes in the base salary, bonus, equity compensation and retirement and other benefits of other executive officers and compiles other relevant data at the request of the HR Committee. Management periodically engages its own consultants to provide assistance and recommendations, calculations or market data, as required. In 2008, management engaged the consulting firm Towers Perrin to provide assistance and recommendations regarding plan design and compensation structure with respect to the Corporation’s executive compensation program, including the development of our U.S. and Canadian pay peer groups, and engaged Mercer to provide assistance in developing recommendations with respect to revising our retirement programs. The Committee is not bound by such recommendations, but generally takes them into consideration before making final determinations about the compensation of executive officers other than our Chief Executive Officer.

Our Chief Executive Officer reviews and makes recommendations to the HR Committee with respect to corporate performance goals relevant to the other members of our Management Committee. Furthermore, the Chief Executive Officer reviews his evaluation of the performance of the members of the Management Committee with respect to the corporate performance goals with the HR Committee, and based on such evaluation, makes recommendations to the HR Committee with respect to their annual base salaries, short-term cash incentive compensation, long-term equity-based performance-driven incentive compensation and other benefits.

The Committee meets from time to time with its independent compensation consultant without any member of management present to discuss compensation matters.

Benchmarking

We evaluate periodically the competitiveness of total compensation for named executive officers based in the United States relative to a core peer group of similarly-sized, U.S.-focused or U.S.-publicly-traded companies with significant operations in paper products and/or paper cardboard packaging. Due to the relatively small number of companies in the core peer group, we also periodically review compensation data from an expanded U.S. group which we believe that Domtar also competes with for executive talent. This group includes similarly-sized companies in capital-intensive industries, as well as actual and/or potential clients of the Corporation.

For named executive officers based in Canada but with substantial U.S. focus and accountabilities, we periodically evaluate total compensation competitiveness relative to a U.S./Canada blended pay peer group that was weighted 50% towards our U.S. pay peer group described above and 50% towards a Canadian pay peer group of similarly-sized paper products and/or forestry and other capital-intensive industry companies. In determining base salaries for these individuals, we look periodically at base salary practices within our U.S. pay peer group, and in determining annual incentive targets and retirement benefits, we look periodically at practices within our Canadian pay peer group. Additional information regarding the reasons for this approach is provided below in the section entitled “Components of Executive Compensation” under the headings “Base Salary”, “Performance-Based Annual Cash Bonuses” and “Retirement Benefits.”

The companies included in our U.S. pay peer group, our Canadian pay peer group, and our U.S./Canada blended pay peer group are:

Domtar’s Pay Peer Groups
U.S.-Canada Blended Pay Peer Group (50% U.S./50% Canada) Used to evaluate total compensation for named executive officers based in Canada but with significant U.S. focus and accountabilities.

U.S. Pay Peer Group

Used to evaluate both total compensation and each element of compensation for named executive officers based in the U.S., and to evaluate base salaries for named executive officers based in Canada but with significant U.S. focus and accountabilities.

Canadian Pay Peer Group

Used to evaluate total compensation for named executive officers based in Canada and with primary responsibilities in Canada, and annual incentive compensation for executive officers based in Canada but with significant U.S. focus and accountabilities.

U.S. Paper Products or Paper Packaging	Other U.S.	Canadian Paper and/or Forest Products	Other Canadian

International Paper Company Kimberly-Clark Corporation MeadWestvaco Corporation Schweitzer-Mauduit Smurfit-Stone Container Corporation Weyerhaeuser Company	Alcoa Inc. Barrick Gold Corporation Lafarge North America Inc. Noranda Aluminum, Inc. Pearson plc (U.S. operations) Sonoco Products Company	AbitibiBowater Canfor Corporation Catalyst Paper Corporation Fraser Papers Inc. Tembec Inc. West Fraser Timber Co. Ltd.

Barrick Gold

Corporation

Bombardier Inc.

Canadian National Railway Company

Lafarge Canada Inc.

Petro-Canada

Shell Canada Limited

SNC-Lavalin Group Inc.

Suncor Energy Inc.

Syncrude Canada Ltd.

Talisman Energy Inc.

Teck Cominco Ltd.

Transcontinental Inc.

Throughout this CD&A, we refer to these comparator groups as our “U.S. pay peer group”, our “Canadian pay peer group” and our “U.S./Canada blended pay peer group.”

Components of Executive Compensation

The principal components of our ongoing compensation program for our named executive officers are:

•	Base salary;

•	Performance-based annual cash bonuses;

•	Long-term equity incentives;

•	Retirement and other benefits; and

•	Executive perquisites.

The HR Committee determined all elements of compensation for each named executive officer for 2008.

In addition, as noted above, in 2007 we implemented a special program intended to retain key employees through a specified transition period and motivate them to successfully integrate our legacy businesses and realize various synergies expected to result from the Transaction. The participation of our named executive officers in this program is described below under the heading “Business Integration Incentive Program.”

Mix of Direct Compensation Elements

As noted above, in addition to keeping total compensation in alignment with that of our pay peer groups, the Corporation sought to allocate compensation between the elements of total direct compensation in a manner that is market-competitive with our pay peer groups while addressing our specific objectives.

Direct Compensation Mix for Chief Executive Officer and Chief Operating Officer. In 2007, the Corporation entered into employment agreements with Mr. Royer, our former Chief Executive Officer, and Mr. Cooper, our Chief Operating Officer. The HR Committee determined that Messrs. Royer and Cooper would be integral to the transition period following the Transaction until their retirement. The agreements with Messrs. Royer and Cooper therefore memorialized their total direct compensation through 2009. The total direct compensation packages for Messrs. Royer and Cooper were designed to:

•

retain the executives through the 2009 annual meeting of the Corporation’s shareholders, the latest date at which each executive is expected to retire (Mr. Royer retired as Chief Executive Officer on December 31, 2008 with the consent of the Board, but will remain an employee of the Corporation through the 2009 annual shareholders meeting);

•	emphasize their expected leadership in integrating our legacy businesses and meeting or exceeding our synergy goals within the stipulated timeframe (i.e., by the end of the first quarter of 2009);

•	maximize ongoing shareholder value creation initiatives; and

•	pave the way to long-term success for their successors.

For 2008, the HR Committee established the following goals for the CEO and COO:

•	Control of capital expenditures;

•	Synergy achievement;

•	Business integration; and

•	Cash management.

The target total direct compensation opportunities under our ongoing compensation programs and the allocations among the elements of total direct compensation between fixed, variable, short-term and long-term compensation that applied to each of our named executive officers with respect to 2008 appear in the tables below.

The following table sets forth annualized target total direct compensation for 2008 under our ongoing compensation program:

Position	Annual Base Salary $	Target Annual Incentive Value $	Target Long-Term Incentive Value $	Target Total Direct Compensation Opportunity $
CEO * (1)	1,100,000	825,000	2,500,000	4,425,000
COO (1)	660,000	429,000	1,300,000	2,389,000
CFO * (1)	425,000	212,500	425,000	1,062,500
SVP, Marketing (1)	360,000	162,000	198,000	720,000
SVP, Southern Region Mills (1)	358,800	161,460	197,340	717,600

*	Paid in Canadian Dollars

(1)	Base salary and target bonus figures are presented on an annualized basis to reflect the basis on which the Corporation established the mix of total direct compensation elements. Actual base salary and annual bonus payments for 2008, are provided in the Summary Compensation Table that appears later in this proxy statement.

As discussed above under “Compensation Discussion & Analysis—Changes to Compensation Framework for 2009”, the HR Committee determined that the compensation mix for Messrs. Buron, Barker and Brear for 2009 should focus more heavily on short-term incentives. No changes to the compensation mix were made for Messrs. Royer and Cooper due to their contractual arrangements and prior long-term grants.

Base Salary

The Corporation’s competitive environment played an important role in determining base salary levels for 2008. We took the following considerations into account:

•	the commodity cyclical nature of the uncoated freesheet market;

•	the market’s overcapacity and necessary curtailment discipline;

•	the competitive environment for top executive talent in North America; and

•	the particular recruitment and retention challenges that our industry is facing.

These considerations led the Corporation to conclude that the conditions of our industry generate above-average compensation volatility for senior managers because many key corporate value drivers that affect the outcome of incentive programs are beyond their control. In response to this concern, we anchored base salaries at approximately 110% of the U.S. market median of comparable positions in our U.S. pay peer group for U.S.-based positions and for Canadian-based positions with significant U.S. focus and accountabilities, and approximately 110% of the Canadian market median of comparable positions in our Canadian pay peer group for other Canada-based positions. Salary scales are expressed in dollars and are used without currency value conversions in U.S. dollars in the U.S. and in Canadian dollars in Canada, depending on the executive’s location. Our senior executives earn base salaries at, above or below their position’s “anchor level” based on an assessment of each individual’s level of responsibility and experience relative to his position. Changes in base salary are typically considered based on individual evaluations during our annual corporate performance review process, increased experience and role-changing events such as promotion or change in responsibilities, as well as our regular monitoring of executive compensation conditions in the market.

Consistent with our assessment of practices within the applicable pay peer group, and our objective that a majority of each executive’s compensation be performance-based, the base salary of Mr. Buron, our Chief Financial Officer, was set at approximately 40% of total direct compensation and the base salaries of Messrs. Barker and Brear were set at approximately 50% of total direct compensation. Based on his performance, effective April 1, 2008, the base salary for Mr. Buron, our Chief Financial Officer, was increased by 6% from his salary of CDN $400,000 to CDN $425,000, bringing his base pay from 90% to approximately 94% of the salary anchor level determined based on chief financial officer base salaries in our U.S. pay peer group. Base salary for Mr. Barker, our Senior Vice-President, Marketing, was increased, effective April 1, 2008, by 3% from his salary of U.S. $348,000 to U.S. $360,000, to reflect Mr. Barker’s performance. His pay is now approximately 106.5% of the median salary for similarly situated executives in our U.S. pay peer group. The base salary for Mr. Brear, our Senior Vice-President, Southern Region Mills, remained the same at U.S. $358,800 because this amount is above 110% of the median for similarly situated executives in our U.S. pay peer group and at the high-end of the scale for similarly-situated executives. These base salaries were determined based on the aforementioned salary midpoints for each role and on the level of responsibilities and experience of each named executive officer.

Messrs. Royer’s and Cooper’s base salaries were not increased in 2008, based on the HR Committee’s determination that the base salaries set forth in their 2007 employment agreements provided the appropriate incentive for each executive to remain with the Corporation until retirement.

Mr. Royer retired as Chief Executive Officer of the Corporation effective December 31, 2008. In accordance with his employment contract, Mr. Cooper will cease employment with the Corporation no later than our 2009 annual stockholders meeting.

Performance-Based Annual Cash Bonuses

The Domtar Corporation Annual Incentive Plan provides cash incentives to motivate our executives to focus on annual financial results and enables our total cash compensation to remain competitive within the marketplace for executive talent. Each named executive officer has a target bonus award for the plan year, expressed as a percentage of the actual base salary paid to the named executive officer during that year. Consistent with our total compensation policy, target bonus opportunities approximate the median (50th percentile) of comparable positions in our U.S. pay peer group for U.S.-based named executive officers, and our Canadian pay peer group for named executive officers based in Canada. A summary of how our Annual Incentive Plan operates is provided in the narrative accompanying the Grants of Plan-Based Awards Table that appears later in this proxy statement.

Each member of our Management Committee, including each of our named executive officers, was eligible to participate in our Annual Incentive Plan during 2008. For 2008, the Corporation selected two performance objectives for the performance period January 1 through December 31, 2008, which were based on the achievement of EBITDA (earnings before interest, taxes, depreciation and amortization) targets, which accounted for 85% of the total target amount, and targeted decreases in occupational health and safety occurrences required to be reported to the U.S. Occupational Safety and Health Administration (“OSHA”), which accounted for 15% of the total target amount. For 2008 the EBITDA and health and safety goals were as follows:

Component	Weight	Threshold	Target	Maximum
EBITDA	85%	$680.4 million	$972 million	$1,263.6 million
Health and Safety	15%	OSHA frequency rate on December 31, 2007 = 2.34	Decrease in OSHA frequency rate of 15% = 1.99	Decrease in OSHA frequency rate of 30% = 1.64
Percentage of Target Award Payable		0%	100%	200%

Target bonus levels of 75%, 65%, 50%, 45% and 45%, and maximum bonus levels of 150%, 130%, 100%, 90% and 90% of base salary were set for Messrs. Royer, Cooper, Buron, Barker and Brear, respectively for 2008. Consistent with the pay practices of our U.S. pay peer group, the target bonus level for Mr. Cooper was approximately 18% of total direct compensation and the target bonus level for Messrs. Barker and Brear is approximately 22.5% of total direct compensation. Consistent with the pay practices of our Canadian pay peer group, target bonus levels for Messrs. Royer and Buron were approximately 18.5% and 20% of total direct compensation. Generally, in February of each year, the HR Committee determines whether the performance objectives for the previous plan year have been achieved. Actual bonus payments for 2008 are set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation” and reflect that the Corporation achieved EBITDA of $734 million during the relevant performance period, resulting in a payment equal to 15.64% of the portion tied to EBITDA performance, and an OSHA frequency rate of 1.98, resulting in a payment equal to 15.43% of the portion tied to OSHA frequency. This resulted in total bonus payments of 31.07% of the aggregate target bonus opportunity for each named executive officer.

For 2009, in light of the Corporation’s shift in compensation mix towards greater short-term incentives, as discussed above under “Compensation Discussion & Analysis — Changes to Compensation Framework for 2009”, annual incentive compensation targets for Messrs. Buron, Barker and Brear have been increased to 75%, 58.75% and 58.75% of base salary, respectively. Maximum annual incentive compensation levels for 2009 for Messrs. Buron, Barker and Brear are 150%, 117.5% and 117.5% of base salary, respectively, with compensation that exceeds target levels paid 50% in cash and 50% in tenure-based restricted stock units. Target and maximum annual incentive compensation for our new Chief Executive Officer, John D. Williams, were set at 118.8% and 237.6%, respectively.

Long-Term Equity Incentives

Our long-term equity incentives are designed to achieve the following objectives:

•	reward the achievement of long-term business objectives that benefit our stockholders; and

•	retain a successful and tenured management team.

Long-term equity incentive awards are the balancing component of our total compensation policy. Award amounts for 2008 were set at levels that would bring total compensation within the median range for total compensation packages of executives in similar positions within our U.S. pay peer group for named executive officers based in the U.S., our U.S./Canadian blended pay peer group for named executive officers based in Canada but with significant U.S. focus and accountabilities, and our Canadian pay peer group for other Canada-based positions.

The Corporation’s equity compensation program for senior employees, including the named executive officers, uses a portfolio approach to include a mix of performance-conditioned restricted stock unit awards (50% of target equity value), which we refer to as “PCRSUs”, to incentivize executives to achieve long-term business performance goals; tenure-based restricted stock unit awards (25% of target equity value), which we refer to as “RSUs”, to provide a retention incentive; and stock options (25% of target equity value) to reward executives for increasing our stock value. Approximately 200 of our managers participate in our equity compensation program. The equity awards were granted under the Corporation’s Omnibus Incentive Plan described in the narrative accompanying the Grants of Plan-Based Awards Table that appears later in this proxy statement.

In both 2007 and 2008, the Corporation set target equity value at approximately 100%, 55% and 55% of base salary and approximately 40%, 27.5% and 27.5% of total direct compensation for our Chief Financial Officer, Senior Vice-President, Marketing and Senior Vice-President, Southern Region Mills, respectively. The split between PCRSUs, RSUs and options was determined to be the most appropriate balance between compensation risk and potential rewards given our program’s objectives and the commodity-cyclical nature of our industry. As described above under “Compensation Discussion & Analysis — Changes to Compensation Framework for 2009”, 2009 target equity value has been set at 22%, 15% and 15% of total direct compensation (50%, 27.5% and 27.5% of base salary) for our Chief Financial Officer, Senior Vice-President, Marketing and Senior Vice President, Southern Region Mills, respectively, and will be provided through tenure-based restricted stock units and stock options only. Mr. Williams’ target equity value has been set for 2009 at 28.57% of total direct compensation (87.5% of base salary). We intend to grant equity awards annually to all eligible employees, generally in February or March, subsequent to review and approval by the HR Committee. Consistent with our objective of retaining Messrs. Royer and Cooper through a specified transition period and our desire that they focus on achieving our business integration and synergy goals within the stipulated time frame, grants to Messrs. Royer and Cooper in 2007 included a value for 2008. Accordingly, we did not grant additional equity awards to either executive in 2008 or 2009. Messrs. Royer’s and Cooper’s awards represented approximately 225% and 200% of base salary for Messrs. Royer and Cooper, respectively, and approximately 55% of total direct compensation for each of them.

Performance-Conditioned Restricted Stock Units. PCRSUs were awarded to Messrs. Buron, Barker and Brear in 2007 and 2008. The Corporation determined to use the same performance measures for grants in 2008 as in 2007.

TSR-based PCRSUs. For PCRSU awards granted in 2007 and 2008, 50% of the PCRSUs will vest based on Domtar’s total shareholder return (“TSR”) relative to a group of peer companies that we refer to as our “performance peer group.” The companies in this group are:

Performance Peer Group
2007	2008

AbitibiBowater Inc.

Glatfelter Corporation

International Paper Co.

MeadWestvaco Corp.

Packaging Corp. of America

Sappi Ltd.

Smurfit-Stone Container Corp.

Stora-Enso Corp.

UPM-Kymmene Corp.

Wausau Paper Corporation

AbitibiBowater Inc.

Boise Inc.*

M-Real Corp.*

Glatfelter Corporation

International Paper Co.

MeadWestvaco Corp.

Packaging Corp. of America

Sappi Ltd.

Smurfit-Stone Container Corp.

Stora-Enso Corp.

UPM-Kymmene Corp.

Wausau Paper Corporation

*Added in 2008

During 2007, the original peer group was reduced from 11 to 10 companies to reflect the merger of Abitibi Consolidated Inc. with Bowater Inc. Two new companies were added to the peer group in 2008 to increase peer group stability. The Corporation engaged its compensation consultant to analyze Domtar’s past performance relative to the peer group and potential payouts for the PCRSUs at projected future performance levels and the HR Committee’s consultant reviewed and advised on this analysis. These companies were selected because they are representative of investment opportunities for equity investors seeking exposure to our industrial sector. While there is considerable overlap between our pay peer groups and our performance peer group, the Corporation believes that using different peer groups for pay and performance allows for more relevant benchmarks for establishing appropriate levels of pay and evaluating our performance relative to our competitors, respectively.

The following table summarizes the measurement periods and applicable performance vesting criteria for PCRSUs granted in 2007 and 2008:

50% of PCRSUs Vesting on the Basis of Domtar’s TSR Ranking in Performance Peer Group
2007 Award Measurement Periods	2008 Award Measurement Periods
25% - March 7, 2007 to December 31, 2007	25% - January 1, 2008 to December 31, 2008
25% - January 1, 2008 to December 31, 2008	25% - January 1, 2009 to December 31, 2009
25% - January 1, 2009 to December 31, 2009	25% - January 1, 2010 to December 31, 2010
25% - March 7, 2007 to December 31, 2009	25% - January 1, 2008 to December 31, 2010

Ranking	Vesting
Top 3	150% of the 25% portion of the measurement period
Median	100% of the 25% portion of the measurement period
Above bottom 3	50% of the 25% portion of the measurement period

If Domtar’s TSR is either (1) above the median TSR but not included in the top three or (2) below the median TSR but not one of the bottom three, linear interpolation between the vesting levels is used to determine vesting. For the 2008 awards, we achieved a TSR for the 2008 performance period of (77.7)%, which was just above the bottom 3. Accordingly, the Corporation’s performance for the 2008 TSR measurement period reached the 50% level for those 2008 awards. For the 2007 awards, we achieved a TSR in 2008 of (77.7%) which situated the Corporation in the bottom three of peer group companies. Accordingly, the Corporation’s performance for the TSR measurement period did not reach the required vesting level and no 2007 TSR-based awards vested.

Cash flow-based PCRSUs. 50% of the PCRSUs granted in 2008 will vest subject to the achievement of adjusted cash flow (EBITDA minus cash interest charges and cash tax payments, adjusted for certain items) targets for the three-year period from January 1, 2008 through December 31, 2010. Awards vest at the 50%, 100% and 150% level for achievement of the threshold, target and maximum goals.

Our business is highly cyclical and subject to numerous factors that are outside of management’s control, including changes in input costs such as fiber, energy and chemical prices, exchange rate fluctuations, significant volatility in product pricing and the recent rate of decline in demand which cannot always be offset by cost controls. Because of this cash flow volatility, in 2008, the Committee set adjusted cash flow performance targets for the first two years of the cumulative three-year performance period only and determined that the adjusted cash flow performance target for the final year of the three-year performance period would be set in 2009. In March 2009, the Committee set the maximum performance level for cash flow-based PCRSUs for the final year in the performance period recognizing that EBITDA in 2010 will likely be negatively impacted by the current challenging economic conditions and a high risk of downward pricing and increased competitive pressures. The Committee did not adjust the targets for 2009, which will be more difficult to achieve in light of those factors. Maximum performance levels for cash-flow based PCRSUs for the three year period ending December 31, 2010 were set at a level that could be extremely difficult to achieve in the absence of exceptional performance. In the Committee’s view, in order to achieve this performance level, management will have to make significant year-to-year improvements in our operations and maintain selling prices and volumes at current or increased levels. Target levels were set at a level that, if some of the above-mentioned objectives are not completely achieved or if some downward selling price pressure occurs, we would expect that the target performance level could be achieved. However, given current economic conditions, and the pressures noted above, the Corporation expects that target performance levels will be difficult to achieve. The threshold performance levels were set at a level that the Committee believed would motivate management to increase cash flow, but should be achievable. Accordingly, in the absence of reductions in volume and/or selling prices, and if management controls costs, we would expect that the threshold performance levels could be achieved. Our adjusted cash flow for 2008 was $623 million, which was approximately 130% and 87% of the adjusted cash flow amount that was used by the Committee to establish the target performance level of $479 million and the maximum performance level of $716 million, respectively.

50% of the PCRSUs granted in 2007 will vest subject to the achievement of adjusted cash flow targets for the period from April 1, 2007 through December 31, 2009. The 2007 vesting period is slightly shorter than three years because the performance period began shortly after the Transaction was completed. In 2007, the Committee set the maximum performance level for cash flow-based PCRSUs for the period April 1, 2007 through December 31, 2009 at a level that would be difficult to achieve in the absence of an exceptional performance. In the Committee’s view, in order to achieve this performance level, management will have to meet the targeted business integration and synergy objectives (see “Business Integration Incentive Program”, below), make additional year-to-year improvements in our operations and realize increased selling prices from the high historical levels at the time of grant to compensate for inflation in our input costs. If some of the above-mentioned objectives are not completely achieved or if some downward selling price pressure occurs, we would expect that the target performance level would be achieved. The threshold performance level was set at a level that the Committee believed would continue to motivate management to achieve our corporate and business integration and synergy goals even if product pricing experienced some significant downward pressure during the performance period, and, in the absence of significant downward pricing pressure and if management controls costs and successfully integrates the fine paper business of Weyerhaeuser Company with Domtar Inc. would be achieved. From April 1, 2007 through December 31, 2008, our adjusted cash flow was $1,158 million, which was approximately 102% of the $1,135 million adjusted cash flow amount that was used by the Committee to establish the maximum performance level for that period and exceeds the total threshold performance level for the entire performance period. Taking into account the difficult financial environment for 2009, the Corporation continues to expect that the target performance level is achievable, that threshold performance is likely to be achieved and that the maximum performance level would be difficult to achieve in the absence of exceptional performance in a challenging economic environment.

There is no payment for performance that does not meet the threshold performance levels for either TSR-based or cash flow-based PCRSUs. We use a combination of comparative TSR and adjusted cash flow as performance criteria over a long-term performance period of three years because these indicators jointly measure the performance of Domtar’s shares relative to competitive investment choices and our success in achieving the rationale for the Transaction.

Additional information regarding the terms of these awards is provided in the narrative accompanying the Grants of Plan-Based Awards Table that appears later in this proxy statement.

As discussed above under “Compensation Discussion & Analysis — Changes to Compensation Framework for 2009”, no PCRSUs were granted in 2009.

Tenure-based Restricted Stock Units. Subject to certain terms and conditions, which are described in the narrative accompanying the Grants of Plan-Based Awards Table that appears later in this proxy statement, RSUs awarded to Messrs. Buron, Barker and Brear in 2008 vest 100% on February 20, 2011 and are settled in shares of common stock on the vesting date. At the maturity of the program, overlapping 3-year RSUs with cliff vesting will provide a sustained and meaningful incentive alignment with stockholders and help retain our key contributors through various business cycles. Awards granted in 2007 vest on December 31, 2009 (except for awards granted to Messrs. Royer and Cooper which generally vest on the date of the 2009 annual meeting of the Corporation’s stockholders).

Additional information regarding the terms of these awards is provided in the narrative accompanying the Grants of Plan-Based Awards Table that appears later in this proxy statement.

Stock Options. Stock options are only granted to members of our Management Committee because we believe these individuals are strategically positioned to impact our stock price. Each of our named executive officers other than Messrs. Royer and Cooper were granted options on February 20, 2008. Options were granted at the closing price on the date of grant and are subject to both time- and performance-based vesting conditions. The compensation value of the option grants was determined on the basis of a Black-Scholes option pricing model using a volatility of 30%. This level was selected following discussions with the Corporation’s outside financial advisors as an appropriate estimate of the volatility for Domtar following the Transaction, which resulted in a valuation ratio of 29%.

Subject to certain terms and conditions, which are described in the narrative accompanying the Grants of Plan-Based Awards Table that appears later in this proxy statement, stock options awarded to Messrs. Buron, Barker and Brear vest in three equal annual installments on the first three anniversaries of the grant date, but do not become exercisable unless and until the closing price of the Corporation’s common stock is at least 120% of the exercise price of the option for a period of at least 20 consecutive trading days. Over and above the inherent incentive to increase the Corporation’s market value associated with stock options, the stock price vesting hurdle further aligns the interests of our executives with our stockholders’ interests by ensuring that our stockholders have the opportunity to realize a 20% increase in the stock price over the stock price on the grant date of the options prior to the realization of any option gains by our executives.

Our stock options are designed to motivate our executives to achieve increases in our stock price over an extended period. Due to the limited tenure of Messrs. Royer and Cooper, and our desire that they focus on achieving our business integration and synergy goals within the stipulated time frame, stock options were not included as a component of their ongoing total direct compensation. However, as further described below under the heading “Retirement Benefits,” Mr. Royer accepted an award of options to replace the value of the retirement benefits he would otherwise have accrued under a legacy supplemental retirement plan of Domtar Inc. for the period from the closing of the Transaction on March 7, 2007, when he ceased accruing benefits under the plan, through his expected retirement date.

Additional information regarding the terms of our equity incentive awards is provided in the narrative accompanying the Grants of Plan-Based Awards Table that appears later in this proxy statement.

Business Integration Incentive Program

As indicated above, in addition to our standard executive compensation program, in 2007 the Corporation implemented a special program designed to retain key employees through a specified transition period following the closing of the Transaction and motivate a select group of employees to achieve the integration of our legacy businesses, as well as various synergies expected to result from the Transaction. We believe that this program will benefit our stockholders by ensuring that we retain an experienced management team that is appropriately incentivized to realize the benefits of the Transaction.

Synergy PCRSUs. Synergy PCRSU awards are designed to motivate our executives to achieve full integration of our legacy businesses, reduce costs and achieve synergies expected to result from the Transaction. Synergy PCRSUs were awarded to each of our named executive officers in 2007. The Synergy PCRSUs will vest based on the attainment of a variety of business integration and synergy achievement goals over the two-year period ending on March 31, 2009. These objectives were presented to stockholders of Domtar Inc. and Weyerhaeuser Company as part of the rationale for the Transaction. Awards vest at the 50%, 100% and 200% level for achievement of threshold, target and maximum performance goals of cost savings at a run rate of $180 million, $200 million and $250 million or more, respectively. There is no payment for performance that does not reach threshold (which equals 90% of target); thereafter, linear interpolation between threshold, target and maximum applies to determine the applicable payout percentage. We set the target number at our assessment of the level of run rate cost savings and synergies the Transaction should produce. We set threshold at 90% of target because of the strong desire to motivate performance at or near the target level. The maximum target and payout levels were set to incentivize management to exceed our target goals. We expect that management’s performance will exceed the maximum goals and that the awards will vest at the maximum level.

Retirement Benefits

During 2008, the HR Committee continued its review of Domtar’s executive retirement benefits program. Both management, working with Mercer, and the Committee’s independent compensation consultant provided input throughout the review process. The Corporation revised its retirement benefit structure to reduce Domtar’s future economic risk related to providing retirement benefits while continuing to contribute to our ability to attract and retain the highest caliber executive talent.

As further described below, certain named executive officers will continue to participate, in part or in full, in legacy programs under which they have already accrued benefits. Going forward, some current members and all new members of our Management Committee, which includes Mr. Buron, are expected to participate in the new program.

Domtar’s executive retirement program consists of the benefits described below.

Legacy Canadian Plans. In 2008, Mr. Royer participated in the defined benefit option and Mr. Buron participated in the defined contribution option under the Domtar Pension Plan, a Canadian tax-qualified pension plan that covers all Canadian Domtar employees.

Until March 7, 2007, Mr. Royer also participated in the Supplementary Pension Plan for Senior Management Employees, a legacy plan formerly sponsored by Domtar Inc. In connection with his negotiation of his employment agreement, Mr. Royer and the Corporation agreed that Mr. Royer would cease accruing benefits under the plan as of the consummation of the Transaction. Accordingly, the benefit under the plan, together with benefits provided under the Domtar Pension Plan, totaled CDN $720,000 per annum upon retirement. Mr. Royer agreed to accept an award of options in 2007 to replace the additional retirement benefit he would otherwise have accrued during the period March 7, 2007 through his anticipated retirement date under the plan. This arrangement was entered into to establish an upper limit on the annual pension benefit to which Mr. Royer would be entitled, while providing an important tool to further align Mr. Royer’s interests with those of our stockholders.

Legacy U.S. Plans. Messrs. Barker and Brear participate in the Domtar U.S. Salaried Pension Plan, a tax-qualified defined benefit cash balance plan that covers all U.S. Domtar employees hired on or before December 31, 2007, when the plan was frozen as to new participants, and the Domtar U.S. Salaried 401(k) plan, a tax-qualified defined contribution plan available to all U.S. employees of Domtar.

Messrs. Barker and Brear are also each entitled to benefits under a legacy supplemental pension arrangement that was assumed by Domtar Inc. from a predecessor employer.

Supplemental Executive Retirement Plans (SERPs) for Canadian and U.S. Executives. In 2008, the HR Committee adopted documentation implementing two supplemental retirement plans applicable to certain of its officers and key employees, and amended supplemental retirement arrangements with Messrs. Barker and Brear to bring them into compliance with recent tax law changes.

Our new SERP plans were designed to:

•

reduce the Corporation’s cost and potential risk under the current defined benefit SERP for Management Committee executives while continuing to provide a market competitive benefit that will aid in attraction and retention of key executives, including our named executives;

•	provide consistency between employer-paid retirement benefits for executives in Canada and the U.S., to the degree possible given different tax rules; and

•	provide an appropriate integration of retirement benefits over the career progression of an individual (from non-executive to Management Committee member).

DC SERP for Designated Executives of Domtar (the “DC SERP”). The DC SERP is a supplemental defined contribution plan intended to provide designated executives (other than those covered under an individual supplemental retirement arrangement or a grandfathered arrangement) with retirement benefits in excess of benefits that may be payable in accordance with the Domtar Pension Plan for Non-Negotiated Employees (for participants employed in Canada), or the Domtar U.S. Salaried Pension Plan or the Domtar U.S. Salaried 401(k) Plan (for participants employed in the U.S.). Mr. Buron is the only named executive officer who participates in this plan. Contributions are entirely assumed by the Corporation. The plan is effective as of March 7, 2007. Benefits under the DC SERP are more fully described in the narrative accompanying the Pension Benefits Table that appears later in this proxy statement.

DB SERP for Management Committee Members of Domtar (the “DB SERP”). The DB SERP is a supplemental defined benefit plan intended to provide executives who are members of the Corporation’s Management Committee (other than members of the Management Committee who are covered under an individual supplemental retirement arrangement) with retirement benefits in excess of benefits that may be payable in accordance with the Domtar Pension Plan for Non-Negotiated Employees (for participants employed in Canada) or the Domtar U.S. Salaried Pension Plan and the Domtar U.S. Salaried 401(k) Plan (for participants employed in the U.S.), and the DC SERP. The plan is effective as of March 7, 2007. Mr. Buron is the only named executive officer who participates in this plan. Benefits under the DB SERP are more fully described in the narrative accompanying the Pension Benefits Table that appears later in this proxy statement.

Upon his appointment as a member of the Management Committee in 2004, Mr. Buron became a participant in the Supplementary Pension Plan for Senior Management Employees. Because benefits under the DB SERP are intended to replace the benefit accrued by Mr. Buron under that plan, Mr. Buron’s accrued pension under the DB SERP in respect of credited service up to March 7, 2007 will not be less than what Mr. Buron otherwise would have accrued under the Supplementary Pension Plan for Senior Management Employees based on earnings and Management Committee service up to that date.

Supplementary Pension Plan for Steven Barker (the “Barker SERP”). The Barker SERP is a supplemental defined benefit plan that is intended to provide Mr. Barker with additional retirement benefits in excess of benefits that may be payable to him in accordance with the Domtar U.S. Salaried Pension Plan and the Domtar U.S. Salaried 401(k) Plan. The Barker SERP replaces a prior supplemental retirement arrangement between Domtar Inc. and Mr. Barker. The terms of the Barker SERP are more fully described in the narrative accompanying the Pension Benefits Table that appears later in this proxy statement.

Supplementary Pension Plan for Roger Brear (the “Brear SERP”). The Brear SERP is a supplemental defined benefit plan that is intended to provide Mr. Brear with retirement benefits in excess of benefits that may be payable to him in accordance with the provisions of the Domtar U.S. Salaried Pension Plan, the Domtar U.S. Salaried 401(k) Plan and the Georgia-Pacific Corporation Salaried Employees Retirement Plan (a plan sponsored by a prior employer). The Brear SERP replaces a prior Officer Retirement Agreement between Domtar Inc. and Mr. Brear. The terms of the Brear SERP are more fully described in the narrative accompanying the Pension Benefits Table that appears later in this proxy statement.

In addition to pension benefits, Domtar offers Canadian retirees employer paid life insurance, medical and dental coverage. Dental coverage terminates at age 65. U.S. retirees may participate in a medical plan paid entirely by the retiree. Our named executive officers are entitled to participate in these programs.

Mr. Cooper is a retiree of Weyerhaeuser Company and therefore does not participate in any of Domtar’s retirement plans or programs.

Health and Welfare Benefits

Domtar offers medical, dental, life, accidental death and dismemberment and long-term disability insurance coverage to all salaried employees through a flexible benefits program.

Under the flexible benefits program, employees elect the level of coverage to suit their needs from a range of choices. Each benefit has an allocated cost and employer credits are provided to employees to cover some portion of these costs. Employees pay the difference between the allocated cost and the employer credit through payroll deduction. Any excess credits provided to Canadian employees must be allocated to the employee’s health care spending account. Executives located in Canada are provided with a higher level of employer credits. Furthermore, executives located in Canada may elect a level of medical and dental coverage with extended benefits. Messrs. Royer and Buron have elected the medical and dental coverage with extended benefits. In addition, Domtar provides a salary continuation benefit for short-term disabilities that applies equally to all employees.

Messrs. Barker and Brear participate in executive life, personal accident and group travel accident insurance programs provided by the Corporation to its senior U.S. executives. Executive life insurance is based upon a multiple of earnings dependent upon age.

In accordance with the requirements of the Transaction Agreement, Mr. Cooper participated in benefit programs that were substantially comparable in the aggregate to those provided to him by Weyerhaeuser Company prior to the Transaction. These programs did not provide for executive health and welfare benefits.

Executive Perquisites

The Corporation currently provides a limited number of perquisites to its named executive officers and select other executives. These include financial planning services, which are provided at low cost to assist senior executives with the added complexities associated with our multi-jurisdictional presence, and annual physical examinations. In March 2007, the HR Committee determined to phase out the remaining perquisites provided as follows:

•	Payment of car benefits at the end of the current lease; and

•	Payment for club memberships at the end of the current term.

Pursuant to his employment agreement, which is further described later in this proxy statement under the heading “Employment Agreements and Potential Payments upon Termination or a Change in Control”, our Chief Executive Officer was entitled to personal use of corporate aircraft for up to 24 hours per year. Mr. Royer was not entitled to any tax reimbursement payments with respect to his personal use of corporate aircraft, and must reimburse the Corporation in an amount equal to a first class commercial fare for any passengers traveling with him for reasons other than business. Mr. Royer is also entitled to the use of a company-paid automobile for the six months following his retirement.

In accordance with the employment agreement of our new Chief Executive Officer (effective January 1, 2009), the Corporation agreed to pay for the CEO’s club initiation fees and annual membership dues, as well as use of the company plane for business travel when necessary, use of a condominium in the Fort Mill, South Carolina area when he is required in the area for business reasons, payment of up to CDN $225,000 over and above the relocation expenses covered by the Corporation’s North American relocation policy, the financial planning provided to members of the Management Committee generally and medical benefits.

Related Policies and Considerations

Employment Agreements and Termination and Change in Control Protections

We entered into employment agreements with Messrs. Royer and Cooper in 2007 to memorialize the special compensation programs that were developed to address their unique circumstances (described in the section entitled “Employment Agreements and Potential Payments Upon Termination or a Change in Control”) and, in the case of Mr. Royer, to provide certainty under Canadian law that the Corporation will have no statutory post-termination severance obligations.

We have adopted a severance policy for members of our Management Committee other than Messrs. Royer and Cooper to provide some assurance that our executives will not be treated unfairly. Under the policy, Messrs. Buron, Barker and Brear would be entitled to 24 months’ salary payable in a lump sum upon a termination of employment by the Corporation for reasons other than cause. The executives would also be entitled to continued health benefits for the severance period, and outplacement services. Severance was set at a level that is consistent with competitive Canadian practice and was extended to Management Committee members in the U.S. to ensure internal pay equity. Management is not entitled to any tax gross-ups or increased severance in connection with a change in control.

Our Omnibus Incentive Plan provides limited change in control protections. Generally, except in the case of RSUs granted to retirement-eligible employees, awards do not vest on a change in control, absent either a board determination to accelerate vesting, termination of employment within a short period before or after the change in control, or an inability to continue the awards following the transaction. For tax reasons, RSUs for retirement-eligible employees vest under limited change in control events that result in cash payments to our stockholders. See the section entitled “Employment Agreements and Potential Payments Upon Termination or a Change in Control” that appears later in this proxy statement for a description of the change in control provisions of our Omnibus Incentive Plan.

The benefits provided under these arrangements are described and quantified under the heading “Employment Agreements and Potential Payments upon Termination or a Change in Control” later in this proxy statement.

In September 2008, Domtar entered into an employment agreement with John D. Williams, to become President and Chief Executive Officer of the Corporation effective January 1, 2009. Mr. Williams’ employment agreement provides for an annual base salary of CDN $900,000 and an annual bonus opportunity of 75-150% of base salary. For fiscal year 2009, 50% of Mr. Williams’ actual bonus payments will be determined based on performance results versus the applicable financial and operating targets established by the Board (or the HR Committee) and the remaining 50% will be determined based on performance results versus individual objectives, subject to a minimum bonus of not less than 50% of his target bonus of 75% of base salary. The HR Committee determined that a guaranteed bonus for 2009, in which Mr. Williams would have less influence on corporate performance than in the future, was necessary and appropriate to induce Mr. Williams to leave a secure position with his prior employer to take over as Domtar’s Chief Executive Officer.

With respect to fiscal year 2009, the agreement provides that Mr. Williams will be granted equity awards having an aggregate grant date fair value of CDN $1,575,000. In addition, as compensation for annual incentive payments for 2008 and other compensation from his current employer that he forfeited by accepting employment with the Corporation, the agreement provides for a cash payment to Mr. Williams of CDN $520,000 and an award under the Omnibus Incentive Plan of deferred stock units with an aggregate grant value of CDN $415,000. The deferred stock units will vest in three substantially equal installments on March 15 of each of 2009, 2010 and 2011.

Mr. Williams will be eligible to participate in the DB SERP, and in consideration of the retirement benefits that he forfeited by accepting employment with the Corporation, Mr. Williams will earn an additional two months of credited service for each 12 months of actual service, up to a maximum of 12 months of additional credited service under the DB SERP. Mr. Williams’ annual retirement benefit will otherwise be determined and paid in accordance with the terms of the DB SERP.

Mr. Williams is entitled to use of the company plane for business travel when necessary and use of a condominium in the Fort Mill, South Carolina area when he is required in the area for business reasons. The HR Committee also agreed to pay for his relocation to Montreal from Europe, a settlement allowance of up to CDN $225,000 over and above the expenses covered by the Corporation’s North American Assignment Policy. Mr. Williams is eligible for initiation fees and annual dues for one club membership, financial planning and medical benefits to the extent such benefits are provided to members of the Management Committee.

Mr. Williams’ employment is terminable by him or the Corporation. While he is employed and for 24 months thereafter, Mr. Williams is subject to certain non-disclosure, non-competition and non-solicitation covenants. Severance benefits are subject to compliance with these covenants and the execution and non-revocation of a general release of claims in favor of the Corporation.

Tax and Accounting Implications

Under Section 162(m) of the Internal Revenue Code, certain executive compensation in excess of $1 million paid to a public corporation’s chief executive officer and the three other most highly-paid executive officers is not deductible for federal income tax purposes unless the executive compensation is awarded under a performance-based plan approved by stockholders. The Corporation’s stockholders have previously approved terms under which the Corporation’s annual and long-term performance incentive awards may qualify as performance-based.

The Committee intends, to the extent consistent with our compensation objectives, to preserve deductibility under the Internal Revenue Code of compensation paid to our executive officers while maintaining compensation programs that attract and retain key executives. In order to preserve the flexibility for the Committee to modify the performance metrics over the longer life of these awards, the HR Committee determined that the PCRSUs awarded to our named executive officers in 2008 will not qualify for the exemption for performance-based compensation under Section 162(m). The Corporation expects that any loss of deduction from the aggregate value of base salary, RSUs and other compensation not exempt from Section 162(m) provided to each of our named executive officers will be modest.

The compensation that we pay to the named executive officers is expensed in our financial statements as required by U.S. generally accepted accounting principles. As one of many factors, the HR Committee considers the financial statement impact in determining the amount of, and allocation among the elements of, compensation. We account for stock-based compensation under our Omnibus Incentive Plan and all predecessor plans in accordance with the requirements of Financial Accounting Standard (FAS) 123(R).

Timing of Equity Grants

The Corporation does not coordinate the timing of equity awards around the release of material non-public information.

Clawback for Financial Reporting Misconduct

Any participant in our Omnibus Incentive Plan who knowingly or grossly negligently engages in financial reporting misconduct must disgorge to the Corporation all awards and gains from the exercise of options or stock appreciation rights in the twelve months prior to the date the misleading financial statements were issued, as well as any awards that vested based on the misleading financial statements.

REPORT OF THE HUMAN RESOURCES COMMITTEE

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management as required by Item 402(b) of Regulation S-K. Based on our review and discussion with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008.

Report submitted as of March 6, 2009 by:

THE HUMAN RESOURCES COMMITTEE:

Brian M. Levitt

Michael R. Onustock

Pamela B. Strobel

Richard Tan

Denis Turcotte

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As of the date of this proxy statement (and since March 7, 2007), the Human Resources Committee consists of Messrs. Levitt, Onustock, Tan and Turcotte and Ms. Strobel, all of whom are independent non-management directors. None of the Human Resources Committee members has served as an officer or employee of the Corporation, and none of the Corporation’s executive officers has served as a member of a compensation committee or board of directors of any other entity that has an executive officer serving as a member of the Corporation’s Board.

EXECUTIVE COMPENSATION

Summary Compensation Table and Narrative Disclosure

The narrative, table and footnotes below describe the total compensation for 2007 and 2008 paid or awarded to or earned by our named executive officers, Raymond Royer (Domtar’s principal executive officer), Daniel Buron (Domtar’s principal financial officer), and the next three most highly compensated individuals who were serving as executive officers of Domtar on December 31, 2008, the last day of the fiscal year, for services to the Corporation. The components of the total compensation reported in the Summary Compensation Table are described below. For information on the role of each component within the total compensation package, see the description under the heading “Compensation Discussion and Analysis” beginning on page 27 of this proxy statement.

Summary Compensation Table (1)

Name and Principal Position	Year	Salary (3) ($)	Bonus ($)	Stock Awards (4) ($)	Option Awards (5) ($)	Non-Equity Incentive Plan Compensation (6) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (7) ($)		All Other Compensation (8) ($)		Total ($)
Raymond Royer (2)	2008	1,035,338		3,321,948	744,276	241,260	—		53,508	(9)	5,396,330
President and Chief Executive Officer	2007	860,111		2,379,091	584,223	620,570	—		63,047	(9)	4,507,042
Marvin Cooper	2008	660,000		1,769,196	—	133,290	—		20,092		2,582,578
Chief Operating Officer	2007	515,308	59,492	1,249,281	—	322,222	—		8,108		2,154,411
Daniel Buron (2)	2008	393,767		867,882	118,026	61,172	—		99,496	(9)	1,540,343
Chief Financial Officer	2007	312,768		484,962	89,971	150,441	11,170	(9)	48,910	(9)	1,098,222
Steven Barker	2008	356,954		724,896	89,944	49,907	181,132		38,097		1,440,930
Senior Vice-President, Marketing	2007	285,092		444,596	112,675	123,417	123,551		23,829		1,113,160
Roger Brear	2008	358,800		713,842	90,421	50,166	259,864		37,315		1,510,408
Senior Vice-President, Southern Region Mills	2007	293,940		426,322	127,264	127,247	32,651		27,164		1,034,588

(1)	Because all of our executive officers were employed by either Domtar Inc. or Weyerhaeuser Company prior to the consummation of the Transaction on March 7, 2007, the table reflects only compensation earned after March 7, 2007 for year 2007, unless specifically noted otherwise and the full year for 2008.

(2)	Amounts for salary and non-equity incentive compensation for purposes of this table, were converted to U.S. dollars at the spot exchange rate on the date paid.

(3)	This column represents for 2007, the base salary earned for the period March 7 through December 31, 2007, and the salary for all year in 2008.

(4)	For 2008, this column represents compensation expense recognized in the Corporation’s financial statements in fiscal 2008 with respect to the fair value of the PCRSUs and unvested restricted stock units granted in 2008 and any PCRSUs, Synergy PCRSUs and unvested restricted stock units held by each executive in fiscal 2008. Except as noted in the sentence below, the fair value of the awards was determined using the valuation methodology and assumptions set forth in NOTE 5 to the Corporation’s financial statements included in the Corporation’s annual report on Form 10-K for the fiscal year ended December 31, 2008, which are incorporated by reference herein. The amounts in this column are modified to exclude any forfeiture assumptions related to service-based vesting conditions, and do not reflect the value actually realized by the named executives.

(5)	For 2008, this column represents compensation expense recognized in the Corporation’s financial statements in fiscal 2008 with respect to the fair value of options granted in fiscal 2008 and any options held by each executive in fiscal 2008. Options are the right to purchase shares of Domtar common stock at a specified price, over a specified term (usually seven or ten years) following the grant date. Except as noted in the sentence below, the fair value of the awards was determined using the valuation methodology and assumptions set forth in NOTE 5 to the Corporation’s financial statements included in the Corporation’s annual report on Form 10-K for the fiscal year ended December 31, 2008, which are incorporated by reference herein. The amounts in the this column are modified to exclude any forfeiture assumptions related to service-based vesting conditions, and do not reflect the value, if any, that ultimately may be realized by the named executive officers.

(6)	This column represents, for 2008, the actual cash bonuses earned under Domtar’s Annual Incentive Plan based on the target level achieved. See “Performance-Based Annual Cash Bonuses” in the CD&A for a discussion of the target performance levels.

(7)	This column represents the actuarial increase in the pension value for the plans in which each named executive participates. Domtar does not pay above market rates or preferential rates under its non-qualified deferred compensation plans. Because his aggregate annual pension benefit under the Domtar Pension Plan and the Supplementary Pension Plan for Senior Management Employees of Domtar Inc. is capped at CDN $720,000 per annum (the value of his aggregate pension benefit as of the closing of the Transactions), Mr. Royer experienced a negative change in pension value that is not reflected in the table. This negative change resulted partially from his continued employment through 2008, which reduced the actuarial period during which pension benefits are expected to be paid. See “Pension Benefits,” below.

(8)	Amounts shown in the “All Other Compensation” column include the following:

Name	Company Contributions to Defined Contribution Plans (a) ($)	Personal Use of Corporate Automobile (b) ($)		Personal Use of Corporate Aircraft (c) ($)	Company Paid Insurance Premiums (d) ($)		Financial Counseling ($)		Club Memberships ($)		Total ($)
Raymond Royer	—	16,269	(e)	9,580	11,089	(e)	5,618	(e)	10,952	(e)	53,508
Marvin Cooper	—	—		—	20,092		—		—		20,092
Daniel Buron (e)	78,847	12,291		—	7,271		—		1,087		99,496
Steven Barker	12,650	1,249		—	16,285		—		7,913		38,097
Roger Brear	12,650	15,224		—	8,891		550		—		37,315

(a)	Company contributions were made to the Domtar U.S. Salaried 401(k) plan for Messrs. Barker ($12.650) and Brear ($12.650), and to the DC SERP for Designated Executives of Domtar for Mr. Buron ($78,847).

(b)	Represents the costs of providing an automobile for the named executive officer’s personal use, plus related maintenance and use costs paid by Domtar. Generally, Domtar leases an automobile for use by the executive, and the cost reported in the table includes Domtar’s lease expense for a 12 month period.

(c)	Represents the incremental cost to Domtar for personal use of corporate aircraft by Mr. Royer. Pursuant to his employment agreement, Mr. Royer is entitled to personal use of corporate aircraft for up to 24 hours per year. Mr. Royer is not entitled to any tax-reimbursement payments in connection with his personal use of corporate aircraft. Incremental cost is computed based on the hourly fees charged by the management company that operates the plane for Domtar for the number of hours of Mr. Royer’s personal usage. Passengers who are traveling on the corporate aircraft for reasons other than business are required to reimburse the Corporation at a first class travel rate of fare. Converted to U.S. dollars at the spot exchange rate on the date of use.

(d)	Represents the cost of company-paid health, welfare, disability, life, and accidental death and dismemberment insurance for the named executive officer.

(e)	For purposes of this table, converted to U.S. dollars at the average prevailing spot exchange rate over the period January 1st to December 31st, 2008.

(9)	Converted to U.S. dollars at the spot exchange rate(s) indicated in the table in footnote 8.

Grants of Plan-Based Awards Table

During 2008, the named executive officers received the following types of plan-based awards:

Annual Incentive Plan — Domtar’s AIP is an incentive plan based on achieving pre-established annual financial targets. Awards under the AIP are paid in cash. Within 90 days after a performance period begins, but in no event later than the date on which 25% of the performance period has lapsed, the HR Committee must establish the performance objectives that must be satisfied for a bonus to be payable under the plan. Performance goals may be based on a variety of metrics set forth in the plan. The Committee may determine that special one-time or extraordinary items, as determined in accordance with U.S. generally accepted accounting principles and as identified in the financial statements, notes to the financial statements or management’s discussion and analysis in the annual report, should or should not be included in the calculation of such measures.

For each plan year, a specified percentage of each bonus award is based upon each of the performance objectives selected by the HR Committee for that plan year. For each of the performance objectives that is met, a corresponding portion of the bonus award is paid. Each performance objective has an associated threshold level that must be achieved for any of the bonus award associated with such objective to be paid. The maximum bonus award that could be paid under the plan under the plan framework to a named executive officer for any plan year is $5 million. The HR Committee may, in its sole discretion, reduce or eliminate the amount otherwise payable to a participant under the Annual Incentive Plan. There is no payment under the plan for performance that does not meet the threshold level.

Omnibus Incentive Plan — The following equity awards were granted to named executive officers in 2008 under the Omnibus Incentive Plan.

Stock Options — Non-qualified stock options were granted on February 20, 2008 under Domtar’s 2007 Omnibus Incentive Plan. The options granted to Messrs. Buron, Barker and Brear do not become exercisable until both time vesting and performance vesting criteria have been fulfilled. Under the time vesting criteria, these options vest in three equal annual installments, beginning on February 20, 2009, generally subject to the executive remaining employed on the vesting date. Under the performance vesting criteria, no portion of the option may be exercised unless and until the trading price of Domtar’s common stock has reached or exceeded 120% of the exercise price for 20 consecutive days. If the performance vesting criteria have been fulfilled, options may be exercised to the extent vested under the time vesting criteria.

Performance Conditioned Restricted Stock Units — These awards were granted on February 20, 2008 under our Omnibus Incentive Plan. Fifty percent of the PCRSUs granted to the named executive officers vest based on the total return to stockholders and 50% vest based on the achievement of adjusted cash flow targets for the period January 1, 2008 through December 31, 2010, generally subject to the executive remaining employed on the vesting date. See the description under the heading “Components of Executive Compensation — Performance Conditioned Restricted Stock Units” in the CD&A above for additional information about these awards.

RSUs — These awards were granted on February 20, 2008 under our Omnibus Incentive Plan. RSUs vest on February 20, 2011, generally subject to the executive remaining employed on the vesting date.

Grants of Plan-Based Awards Table

Name	Grant Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards (4) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Raymond Royer	AIP (7)	—	0	776,504	1,553,008

Marvin Cooper	AIP	—	0	429,000	858,000

Daniel Buron	AIP (7)	—	0	196,884	393,768
	Options (5)	2/20/2008								53,900	6.71	(6)	109,368
	PCRSUs	2/20/2008				17,350	34,700	52,050					232,837
	RSUs	2/20/2008							15,600				104,676

Steven Barker	AIP		0	162,000	324,000
	Options (5)	2/20/2008								25,400	6.71	(6)	51,539
	PCRSUs	2/20/2008				8,200	16,400	24,600					110,044
	RSUs	2/20/2008							7,400				49,654

Roger Brear	AIP	—	0	161,460	322,920
	Options (5)	2/20/2008								25,400	6.71	(6)	51,539
	PCRSUs	2/20/2008				8,150	16,300	24,450					109,373
	RSUs	2/20/2008							7,400				49,654

(1)	These columns consist of awards under the AIP for 2008, only. The “Threshold” column represents the minimum amount payable when threshold performance is met. The “Target” column represents the amount payable if the specified performance targets are reached. The “Maximum” column represents the maximum payable possible under the plan. See the “Summary Compensation Table” for actual amounts paid under the Annual Incentive Plan for 2008.

(2)	These columns contain PCRSU grants, only. The “Threshold” column represents the minimum number of shares payable if threshold performance is met. If performance is at or below the threshold performance, no shares are paid. The “Target” column represents the number of shares payable if 100% of the performance target is met. The “Maximum” column represents the number of shares payable if performance meets or exceeds the maximum performance target.

(3)	This column contains the RSU grants and represents the number of shares under the RSU that will vest on February 20, 2011, in the case of Messrs. Buron, Barker and Brear.

(4)	Represents the grant date fair value in accordance with FAS 123(R), but excludes any forfeiture assumptions related to service-based vesting conditions, as prescribed by SEC rules. See footnotes 4 and 5 to the Summary Compensation Table.

(5)	The options vest in three equal annual installments on the first three anniversaries of February 20, 2008 and do not become exercisable unless and until the closing price of the Corporation’s common stock is at least 120% of the exercise price of the option for a period of at least 20 consecutive trading days.

(6)	The exercise price of each option is equal to the closing market price of Domtar common stock on the date the option was granted.

(7)	For purposes of this table, target and maximum bonus estimates for Messrs. Royer and Buron were calculated based on a converted US Salary using the spot exchange rate on the payment date.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information concerning outstanding equity awards for each named executive officer at the end of fiscal year 2008, which included options, restricted stock, restricted stock units, deferred share units, PCRSUs and Synergy PCRSUs. Amounts in the table are based on the price per share of Domtar’s common stock of $1.67, the closing market price on December 31, 2008.

Number of Securities Underlying Unexercised Options (#) Exercisable — This column represents options for which the service requirements have been fulfilled and performance targets have been achieved.

Number of Securities Underlying Unexercised Options (#) Unexercisable — This column represents options for which the service requirements have been fulfilled but, the performance targets have not been achieved.

Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) — This column represents options that will vest if and to the extent service requirements and predetermined performance targets are achieved.

Number of Shares or Units of Stock That Have Not Vested (#) — This column represents restricted stock and RSUs that will vest if service requirements are fulfilled and includes TSR-based PCRSUs for which performance goals have been achieved.

Market Value of Shares Or Units of Stock That Have Not Vested ($) — This column represents the market value of restricted stock, RSUs, and TSR-based PCRSUs for which performance goals have been achieved.

Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) — This column represents PCRSUs and Synergy PCRSUs that will vest if and to the extent predetermined performance targets are achieved at the “threshold” performance level in the case of TSR-based PCRSUs granted in 2007 and cash flow-based PCRSUs granted in 2008, at the “target” performance level in the case of TSR-based PCRSUs granted in 2008 and cash flow-based PCRSUs granted in 2007, and at the “maximum” performance level in the case of Synergy PCRSUs.

Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) — This column represents the market value of the unvested and unearned PCRSUs and Synergy PCRSUs. Amount represents the value that would be earned at the “threshold” performance level in the case of TSR-based PCRSUs granted in 2007 and cash flow-based PCRSUs granted in 2008, at the “target” performance level in the case of TSR-based PCRSUs granted in 2008 and cash flow-based PCRSUs granted in 2007, and at the “maximum” performance level in the case of Synergy PCRSUs.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares Or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Raymond Royer									362,159	$604,806	548,400	(7)	$915,828
	65,000	(1)	—				$8.04	09-Mar-09
	24,633	(1)	—				$8.52	08-Mar-10
	58,870	(1)	—				$8.52	06-Feb-11
	40,922	(1)	—				$8.52	05-Feb-12
	14,009	(2)			42,025	(2)	$8.52	04-Feb-13
	17,009	(3)			51,028	(3)	$8.52	03-Feb-14
	—		47,698	(4)	15,899	(4)	$8.52	23-Feb-11
			45,125	(5)	45,125	(5)	$5.29	26-Feb-12
	—		124,806	(6)	253,394	(6)	$10.64	27-Jun-14
TOTAL	220,443		217,629		407,471				362,159	$604,806	548,400	(7)	$915,828
Marvin Cooper	—		—						152,700	$255,009	305,400	(7)	$510,018
TOTAL									152,700	$255,009	305,400	(7)	$510,018
Daniel Buron	2,052	(1)	—				$8.52	08-Mar-10	58,429	$97,576	124,738	(7)	$208,312
	1,471	(1)	—				$8.52	06-Feb-11
	6,547	(1)	—				$8.52	05-Feb-12
	1,868	(2)			5,603	(2)	$8.52	04-Feb-13
	2,041	(3)			6,123	(3)	$8.52	03-Feb-14
	—		15,263	(4)	5,088	(4)	$8.52	23-Feb-11
			14,500	(5)	14,500	(5)	$5.29	26-Feb-12
	—		12,474	(8)	25,326	(8)	$10.64	27-Jun-14
					53,900	(8)	$6.71	20-Feb-15
TOTAL	13,979		42,237		110,540				58,429	$97,576	124,738	(7)	$208,312
Steven Barker	3,527	(1)	—				$8.52	18-Oct-10	48,900	$81,663	99,863	(7)	$166,770
	4,709	(1)	—				$8.52	06-Feb-11
	6,547	(1)	—				$8.52	05-Feb-12
	1,868	(2)			5,603	(2)	$8.52	04-Feb-13
	5,953	(3)			17,860	(3)	$8.52	03-Feb-14
	—		15,263	(4)	5,088	(4)	$8.52	23-Feb-11
			14,500	(5)	14,500	(5)	$5.29	26-Feb-12
	—		6,402	(8)	12,998	(8)	$10.64	27-Jun-14
					25,400	(8)	$6.71	20-Feb-15
TOTAL	22,604		36,165		81,449				48,900	$81,663	99,863	(7)	$166,770
Roger Brear									42,753	$71,397	102,650	(7)	$171,426
	25,388	(1)	—				$8.52	07-Aug-11
	19,097	(1)	—				$8.52	05-Feb-12
	6,226	(2)			18,678	(2)	$8.52	04-Feb-13
	7,654	(3)			22,962	(3)	$8.52	03-Feb-14
	—		15,263	(4)	5,088	(4)	$8.52	23-Feb-11
			14,500	(5)	14,500	(5)	$5.29	26-Feb-12
	—		6,600	(8)	13,400	(8)	$10.64	27-Jun-14
					25,400	(8)	$6.71	20-Feb-15
TOTAL	58,365		36,363		100,028				42,753	$71,397	102,650	(7)	$171,426

(1)	Options vested in approximately equal installments on the first four anniversaries of the grant date and are currently fully vested.

(2)	The options vest in approximately equal annual installments on the first four anniversaries of the grant date if performance conditions are satisfied, or such later anniversary date as the performance condition is satisfied. The options were granted on February 4, 2003. Twenty-five percent of the options vested as of December 31, 2008 based on performance.

(3)	The options vest in approximately equal annual installments on the first four anniversaries of the grant date if performance conditions are satisfied, or such later anniversary date as the performance condition is satisfied. The options were granted on February 3, 2004. Twenty-five percent of the options vested as of December 31, 2008 based on performance.

(4)	The options vest in approximately equal annual installments on the first four anniversaries of the grant date and become exercisable if performance conditions are satisfied. The options were granted on February 24, 2005. None of the performance conditions have been satisfied.

(5)	The options vest in approximately equal annual installments on the first four anniversaries of the grant date and become exercisable if performance conditions are satisfied. The options were granted on February 27, 2006. None of the performance conditions have been satisfied.

(6)	The options vest on the date of the 2009 annual shareholders meeting.

(7)	Includes Synergy PCRSUs at “maximum” performance level, 2007 TSR-based and 2008 cash flow-based PCRSUs at “threshold” performance level, and 2008 TSR-based and 2007 cash flow-based PCRSUs at “target” performance level.

(8)	Option vest over three years in equal annual installments but does not become exercisable until performance vesting criteria have been fulfilled. Under the performance vesting criteria, no portion of the option may be exercised unless and until the trading price of Domtar’s common stock has reached or exceeded 120% of the exercise price for 20 consecutive days. If the performance vesting criteria have been fulfilled, the option may be exercised to the extent the option has vested under the time vesting criteria as of the date of exercise.

Option Exercises and Stock Vested Table

The table below provides information on the named executive officer’s stock awards that vested in 2008. No options were exercised by our named executive officers in 2008. Only Restricted Stock has been paid as part of the 2005 Restricted Stock Plan (RSP).

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Raymond Royer	—	—	26,000	172,209
Marvin Cooper	—	—	—	—
Daniel Buron	—	—	30,000	198,703
Steven Barker	—	—	30,000	199,281
Roger Brear	—	—	30,000	199,281

Pension Benefits

The following narrative and tables provide information on the defined benefit retirement plans in which the named executive officers participate. The following table illustrates the actuarial present value as of December 31, 2008 of benefits accumulated by the named executive officers under Domtar’s pension plans and arrangements using the methodology required by the SEC pursuant to the Financial Accounting Standards Board (FASB) Statement 87 at the earliest unreduced retirement age under the plan.

For purposes of all of the pension plans described in this section, “pay” includes base salary and annual cash bonuses (up to the lesser of 50% of salary or 100% of target bonus for the DB SERP for Management Committee Members of Domtar).

Our named executive officers in Canada, Messrs. Royer and Buron, participate in the Domtar Pension Plan. The Domtar Pension Plan is registered with the Canadian federal and provincial authorities. It has two options: a defined benefit option and a defined contribution option. Participation in the Domtar Pension Plan is mandatory for all employees hired after January 1, 1998. Since that date, employees may only join the defined contribution option. Employees must join the plan no later than the first day of January following completion of two years of continuous service with the Corporation. Mr. Royer participates in the defined benefit option and Mr. Buron participates in the defined contribution option under the Domtar Pension Plan.

Under the defined benefit option, the Domtar Pension Plan is funded by the Corporation and by employee contributions. It provides for a normal retirement pension beginning at age 65. The annual pension payable is equal to 1.5% (1.3% for credited service before January 1, 2000) of the average of the Yearly Maximum Pensionable Earnings during the five years preceding the employee’s termination of employment, plus 2% of the employee’s best average earnings during any consecutive 60 months in the last 120 months prior to his termination of employment, in excess of the average Yearly Maximum Pensionable Earnings, multiplied by his years of credited service. The Yearly Maximum Pensionable Earnings correspond to the maximum earnings on which an employee contributes under the appropriate public pension plan (the Quebec Pension Plan for the named executive officers). The pension is payable for life and guaranteed for a minimum of five years. Other forms of payment are available on an actuarially equivalent basis. The employee may retire earlier with an unreduced pension if he is at least age 58 and has at least 15 years of service. Otherwise, the employee may retire as early as age 55 with reduced benefits. An employee retiring with at least 15 years of service would also be entitled to a bridging supplement payable until age 65 based upon the number of his years of service with the Corporation up to a maximum of 30 years. The bridging supplement would be paid in full if the employee is at least age 58 upon retirement and reduced otherwise.

Under the defined contribution option, the Domtar Pension Plan is funded by the Corporation and by employee contributions. The level of contributions varies from 1.0% to 6.5% of pay depending upon the employee’s election and upon the sum of the employee’s age and years of service. The Corporation matches employee contributions at 100%. Total employee and employer contributions are subject to the limits of the Income Tax Act. Upon termination of employment, the employee is entitled to his account balance in a lump sum payment. Company contributions are fully vested in the employee immediately.

Messrs. Barker and Brear participate in the Domtar U.S. Salaried Pension Plan. The Domtar U.S. Salaried Pension Plan is a cash balance plan entirely funded by the Corporation. Participation in the plan was frozen at December 31, 2007. Under the Domtar U.S. Salaried Pension Plan, each year, a percentage of the employee’s pay is credited to his account, based on his age. In addition, the employee’s account is credited with the annual rate of interest on 30-year Treasury Constant Maturities published by the Federal Reserve Board. Benefits are fully vested in the employee after three years of service. Upon termination of employment, the account of the employee is converted into a pension using factors specified in the plan. The employee may instead elect a lump sum payment corresponding to the present value of the pension.

Messrs. Barker and Brear also participate in the Domtar U.S. Salaried 401(k) Plan. No new participant may join the Domtar U.S. Salaried Pension Plan after December 31, 2007. Since January 1, 2008, every new participant joins the Domtar U.S. Salaried 401(k) Plan upon being hired. The Corporation contributes an amount between 4% and 6% of pay depending on the member’s age and matches 100% of employee contributions up to 5.5% of pay. Employees are fully vested in Corporation contributions immediately. The member’s account is also credited with earnings, at a rate determined in accordance with the investment election made by the employee. The employee can modify his election at any time. Upon termination of employment, the employee is entitled to his account balance in a lump sum payment. Company contributions are fully vested in the employee after three years of service.

Messrs. Barker and Brear are also entitled to benefits under the legacy individual supplemental pension arrangements described below.

Mr. Barker

The Barker SERP is a supplemental defined benefit plan that is intended to provide Mr. Barker with additional retirement benefits in excess of benefits that may be payable to him in accordance with the Domtar U.S. Salaried Pension Plan and the Domtar U.S. Salaried 401(k) Plan. The Barker SERP replaces a prior supplemental retirement arrangement between Domtar Inc. and Mr. Barker. Upon retirement on or after the first day of the month coinciding with or immediately following his 65th birthday, Mr. Barker is entitled to a monthly pension benefit equal to one-twelfth of 50% of his annualized average earnings during the last 48 months of employment multiplied by a fraction, the numerator of which is equal to the number of completed years of continuous service or 15, whichever is less, and the denominator of which is 15. The benefit is offset by an amount determined based on the benefits payable under the Domtar U. S. Salaried Pension Plan and the Domtar U.S. Salaried 401(k) Plan, with the portion of the offset attributable to the Domtar U.S. Salaried 401(k) Plan determined based on the assumption that Mr. Barker has elected to contribute to that plan at the maximum allowable rate. As of the date of adoption of the Barker SERP, Mr. Barker had completed 14 full years of service, including 8 full years of service as an executive.

Upon retirement on or after reaching age 55 and completing at least 15 years of service, Mr. Barker is eligible to receive a monthly pension benefit equal to the normal retirement benefit, reduced by  1/3% for each calendar month between the early retirement date and Mr. Barker’s 62nd birthday. Upon a termination for a reason other than death prior to becoming eligible for an early retirement benefit, Mr. Barker is entitled to a monthly pension equal to the normal retirement benefit, multiplied by a percentage equal to 50% for five years of service, increased by 10% for each additional year of service up to a maximum of 100% for ten years of service, determined as of the date of termination. The benefit is payable from the first day of the month coinciding with or following Mr. Barker’s 65th birthday.

Mr. Barker’s SERP benefit will be paid in the form of 120 equal monthly installments that constitute the actuarial equivalent of the normal form of pension to which he would otherwise be entitled. Any installments that have not been paid at the time of his death will be paid to his surviving spouse or designated beneficiary. The Barker SERP provides that Mr. Barker will continue to accrue credited service if he is considered “disabled” under the Domtar U.S. Salaried Pension Plan and the Domtar U.S. Salaried 401(k) Plan and continues, on that basis, to accrue credited service and pension credits under those plans.

Mr. Brear

The Brear SERP is a supplemental defined benefit plan that is intended to provide Mr. Brear with retirement benefits in excess of benefits that may be payable to him in accordance with the provisions of the Domtar U.S. Salaried Pension Plan, the Domtar U.S. Salaried 401(k) Plan and the Georgia-Pacific Corporation Salaried Employees Retirement Plan (a plan sponsored by a prior employer). The Brear SERP replaces a prior Officer Retirement Agreement between Domtar Inc. and Mr. Brear. Upon retirement on or after the first day of the month coinciding with or immediately following his 65th birthday, Mr. Brear is entitled to a monthly pension benefit equal to one-twelfth of 50% of annualized average earnings during the last 48 months of employment. The benefit is offset by an amount determined based on benefits payable under the Georgia-Pacific Corporation Salaried Employees Retirement Plan, the Domtar U. S. Salaried Pension Plan and the Domtar U.S. Salaried 401(k) Plan. The portion of the offset attributable to the Domtar U.S. Salaried 401(k) Plan is determined based on the assumption that Mr. Brear has elected to contribute to the Domtar U.S. Salaried 401(k) Plan at the maximum allowable rate.

Upon retirement prior to the first day of the month coinciding with or immediately following his 65th birthday, Mr. Brear is entitled to a monthly pension benefit equal to the normal retirement benefit, reduced by  1/3% for each calendar month between the early retirement date and the date of Mr. Brear’s 62nd birthday. Mr. Brear is currently eligible for an early retirement benefit under the Brear SERP. Mr. Brear’s SERP benefit will be paid in the form of 120 equal monthly installments that constitute the actuarial equivalent of the normal form of pension to which he would otherwise have been entitled. Any installments that have not been paid at the time of his death will be paid to his surviving spouse or designated beneficiary.

The Brear SERP provides that Mr. Brear will continue to accrue credited service if he is considered “disabled” under the Domtar U.S. Salaried Pension Plan and the Domtar U.S. Salaried 401(k) Plan and continues, on that basis, to accrue credited service and pension credits under those plans. Mr. Brear is subject to certain non-competition, non-disclosure and non-solicitation covenants. Pension benefits are subject to compliance with these covenants.

Mr. Buron

The Corporation implemented two new supplemental pension benefit plans for designated executives. Mr. Buron is the only named executive officer participating in these supplemental programs. The DB SERP for Management Committee Members of Domtar is a defined benefit plan, while the DC SERP for Designated Executives of Domtar is a defined contribution plan, described under the heading “Nonqualified Deferred Compensation”. Benefits under the DB SERP for Management Committee Members of Domtar are granted only to members of the Management Committee and are entirely paid for by the Corporation. The annual pension payable is equal to 2% of the executive’s best average earnings for each year of credited service as a member of the Management Committee, with a maximum of 50%, less an offset based on the annual lifetime pension to which the executive is entitled under the Domtar Pension Plan for Non-Negotiated Employees (for participants employed in Canada) or the Domtar U.S. Salaried Pension Plan and the Domtar U.S. Salaried 401(k) Plan (for participants employed in the U.S.), and the participant’s benefit under the DC SERP for Designated Executives of Domtar, with respect to that service. For Mr. Buron and other Canadian executives, the portion of the offset attributable to the Domtar Pension Plan for Non-Negotiated Employees is determined based on the assumption that he has elected to contribute to the defined contribution option of the plan at the maximum allowable rate. For U.S. executives, the portion of the offset attributable to the Domtar U.S. Salaried 401(k) Plan is determined based on the assumption that the executive has elected to contribute to the Domtar U.S. Salaried 401(k) Plan at the maximum allowable rate. Normal retirement age is 65 under the DB SERP. Normal retirement age is 65 under the plan. Executives may retire as early as age 55 and are eligible for an unreduced pension at age 62 (age 60 for Mr. Buron), with a 0.5% reduction for each calendar month that retirement precedes age 62 (a 0.25% reduction for each month that retirement precedes age 60 for Mr. Buron). For Mr. Buron, the pension is payable for life and guaranteed for a minimum of five years. Other forms of payment are available on an actuarially equivalent basis. For a U.S. executive, the present value of the benefits will be paid in a lump sum upon retirement instead of a pension. Benefits are fully vested in the member after 2 years of membership in the plan. If an executive dies before commencement of his pension payments, a single lump sum payment equal to the actuarial equivalent of the benefits to which he would have been entitled had his or her employment terminated for a reason other than death on the date of his death will be paid to his beneficiary or estate. A participant will continue to accrue credited service if he or she is considered “disabled” under the Domtar Pension Plan for Non-Negotiated Employees (for participants employed in Canada) or the Domtar U.S. Salaried Pension Plan and the Domtar U.S. Salaried 401(k) Plan (for participants employed in the U.S.). Benefits under the DB SERP will only be paid upon a disabled participant’s actual termination of employment. Benefits for a Canadian member of the Management Committee are generally funded when a member is between ages 60 and normal retirement age (currently age 65). Such funding is maintained through retirement only if the member actually retires at age 65 or above; otherwise, amounts set aside for the member revert to the Corporation. In the event of change of control, the benefits are immediately funded. Otherwise, members will receive their benefits out of the general funds of the Corporation.

Mr. Royer

The Corporation has entered into an agreement with Mr. Royer providing for a supplemental annual pension under the Supplementary Pension Plan for Senior Management Employees of Domtar Inc., which, when combined with that provided by the Domtar Pension Plan, will provide him with a total annual pension of $720,000 payable from his retirement. The pension is payable for life and guaranteed for a minimum of five years. Other forms of payment are available on an actuarially equivalent basis. Early retirement provisions are not applicable as Mr. Royer has passed his normal retirement date of age 65.

Mr. Cooper

Mr. Cooper is a retiree from Weyerhaeuser Company and does not participate in the retirement programs of Domtar Corporation.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits (1) ($)		Payments During Last Fiscal Year ($)
Raymond Royer	Domtar Pension Plan	12.33	234,680	(3)	—
	Supplementary Pension Plan for Senior Management Employees of Domtar Inc.	21(2)	5,636,866	(3)	—

Daniel Buron	DC SERP for Designated Executives of Domtar	3.92(4)	78,628	(3)	—
	DB SERP for Management Committee Members of Domtar	4.67	0		—

Steven Barker	Domtar U.S. Salaried Pension Plan	5.00	93,930		—
	Retirement Agreement	14.83	1,866,770		—

Roger Brear	Domtar U.S. Salaried Pension Plan	7.42	145,315		—
	Retirement Agreement	29.92	2,420,660		—

(1)	The Present Value of Accumulated Benefits has been calculated on the following basis:

a.	Best average earnings and credited service as of December 31, 2008 have been used.

b.	Retirement is assumed to occur at age 62 (immediately for Mr. Royer, age 60 for Mr. Buron), the earliest age that qualifies for an unreduced pension.

c.	Assumptions used correspond to those used for the purposes of determining the accrued benefit obligations on December 31, 2008 of the defined benefit plans for the financial statements of the Corporation (namely, a discount rate of 7.5% for Canadian executives and 6% for U.S. executives), except that no mortality or termination of employment before retirement was assumed.

(2)	Mr. Royer had an agreement whereby two years of credited service were recognized for each year of service with Domtar Inc. under the Supplementary Pension Plan for Senior Management Employees of Domtar Inc. As per his current agreement, service up to March 7, 2007 only is recognized under this plan.

(3)	Converted to U.S. dollars at the average prevailing spot exchange rate over the period January 1st to December 31, 2008.

(4)	Years of credited service are retroactive to the date Mr. Buron became a member of the Management Committee of Domtar Inc. Upon his appointment as a member of the Management Committee in 2004, Daniel Buron, the Corporation’s Senior Vice-President and Chief Financial Officer, became a participant in the Supplementary Pension Plan for Senior Management Employees. Because benefits under the DB SERP are intended to replace the benefit accrued by Mr. Buron under that plan, Mr. Buron’s accrued pension under the DB SERP in respect of credited service up to March 7, 2007 will not be less than what Mr. Buron otherwise would have accrued under the Supplementary Pension Plan for Senior Management Employees based on earnings and Management Committee service up to that date.

Nonqualified Deferred Compensation

The following narrative and table provide information on the nonqualified deferred compensation plans in which our named executive officers participate. The following table shows the 2008 account activity for each named executive officer and includes each executive’s contributions, company contributions, earnings and the aggregate balance of his total deferral account as of December 31, 2008. The aggregate balance includes the total personal contributions made (and not withdrawn) by each executive and the contributions made by the Corporation and predecessor companies over the career of each executive.

In 2007, the Corporation implemented the DC SERP for Designated Executives of Domtar, a nonqualified supplemental pension plan for certain executives, intended to provide designated executives (other than those covered under an individual supplemental retirement arrangement or a grandfathered arrangement) with retirement benefits in excess of benefits that may be payable in accordance with the Domtar Pension Plan for Non-Negotiated Employees (for participants employed in Canada), or the Domtar U.S. Salaried Pension Plan or the Domtar U.S. Salaried 401(k) Plan (for participants employed in the U.S.). Mr. Buron participates in this plan, which consists of a non qualified notional defined contribution pension plan entirely paid for by the Corporation. Each year, Canadian executives’ accounts are credited with an amount equal to 11% of pay, less the value of the benefit provided under the Domtar Pension Plan for Non-Negotiated Employees, calculated based on the assumption that the executive has elected to contribute to the defined contribution option of the plan at the maximum allowable rate. For a U.S. executive, the contribution formula is the same as under the Domtar U.S. Salaried 401(k) Plan, without taking into account any tax limit applicable to tax qualified plans, less the employer contribution to the Domtar U.S. Salaried 401(k) Plan, calculated based on the assumption that the executive has elected to contribute to the Domtar U.S. Salaried 401(k) Plan at the maximum allowable rate. The member’s account is credited with a notional market-based investment return. Company contributions are fully vested in the employee after 2 years of service in an eligible salary grade. A participant will continue to accrue benefits if he or she is considered “disabled” under the Domtar Pension Plan for Non-Negotiated Employees (for participants employed in Canada), or the Domtar U.S. Salaried Pension Plan or the Domtar U.S. Salaried 401(k) Plan (for participants employed in the U.S.). Benefits under the DC SERP will only be paid upon a disabled participant’s actual termination of employment. Upon death, retirement or termination of employment, the accumulated account balance is paid in a lump sum to the executive. A Canadian executive who retires after age 55 would also have the option to receive his benefits over a 10-year period.

For purposes of the DC SERP for Designated Executives of Domtar, “pay” includes base salary and annual cash bonuses.

Certain of our named executive officers hold legacy deferred share units that are vested and are paid in connection with termination of their employment. Those units are also included in the table.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY (1) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Raymond Royer (3)	—	—	(216,476)	—	60,052
Marvin D. Cooper	—	—	—	—	—
Daniel Buron (2)	—	69,007	1,833	—	104,576
Steven A. Barker	—	—	—	—	—
Roger H. Brear (3)	—	—	(15,649)	—	4,341

(1)	These amounts are included in the “All Other Compensation” column of the “Summary Compensation Table.”

(2)	Converted to U.S. dollars at the average prevailing spot exchange rate over the service period January 1st to December 31st, 2008.

(3)	Reflects deferred share units held by the named executive officer. Earnings reflect the change in the value of our stock between December 31, 2007 and December 31, 2008. Balance at last fiscal year end is based on our closing share price of $1.67 on December 31, 2008.

The Corporation does not consider restricted stock units deferred compensation and has not included them in the above table.

Employment Agreements and Potential Payments Upon Termination or a Change in Control

Employment Agreements. The Corporation does not have employment agreements with its named executive officers other than Messrs. Royer and Cooper. Mr. Royer retired from his position as CEO of the Corporation on December 31, 2008 with the approval of the Board, but will remain employed pursuant to his employment agreement through the 2009 annual meeting of our stockholders. The agreements with Messrs. Royer and Cooper are effective until the 2009 annual meeting of our stockholders. The agreements provide for an annual base salary of CDN $1,100,000 and an annual bonus opportunity of 75–150% of base salary in the case of Mr. Royer and an annual base salary of U.S. $660,000 and an annual bonus opportunity of 65–130% of base salary in the case of Mr. Cooper. Annual bonuses (if any) are determined and paid pursuant to our Annual Incentive Plan described under the heading “Components of Executive Compensation — Performance-Based Annual Cash Bonuses” above. Under his agreement, Mr. Royer may use corporate aircraft for business travel when necessary, subject to quarterly review by the HR Committee and is entitled to use corporate aircraft for personal reasons for up to 24 hours per year during the employment term; provided that he reimburse the Corporation, in an amount equal to first class commercial fare, for any passengers traveling with him for reasons other than business. Mr. Royer is not entitled to any tax reimbursement payments with respect to his personal use of corporate aircraft. The Corporation also provides a condominium in the Fort Mill, South Carolina area for Mr. Royer’s use when his presence is required for business reasons at the Domtar’s Operations Center located in Fort Mill, South Carolina.

Both agreements provide that, notwithstanding anything to the contrary contained in the equity award agreements previously entered into with each executive, (i) none of the time-vested restricted stock units previously granted to each executive will vest until (or be settled prior to) the date of the 2009 annual meeting of our stockholders (when the awards will vest in full without proration), (ii) in connection with a termination of employment due to retirement with prior approval of the Board or by the Corporation for reasons other than death, disability or cause (as such terms are defined in the applicable award agreement), in each case prior to the date of 2009 annual meeting of the Corporation’s stockholders, the PCRSUs previously granted to each executive shall be deemed vested on the vesting date provided in the applicable award agreement to the same extent as if the executive’s service had continued until such date, subject to the achievement of the applicable performance goals and (iii) RSUs shall be settled in cash or in shares of the Corporation’s common stock, as elected by the executive. In addition, Mr. Royer’s agreement provides that none of the non-statutory stock options previously granted to Mr. Royer will vest until the date of the 2009 annual meeting of the Corporation’s stockholders.

Mr. Royer’s agreement also provides that payment of his annual retirement benefit under the Supplementary Pension Plan for Senior Management Employees of Domtar Inc. of CDN $720,000 per annum (collectively with benefits provided under the Domtar Pension Plan), which ceased accruing as of March 7, 2007, will commence on the later to occur of termination of Mr. Royer’s employment and the 2009 annual meeting of our stockholders, and will otherwise be made in accordance with the terms of the plan. Upon a termination of employment by the Corporation without cause (as defined in the agreements) or retirement with the prior approval of the Board, each executive is entitled to continued payment of his base salary for the remainder of the employment term and annual incentive bonus(es) for the year(s) remaining in the employment term, calculated on the basis of actual performance criteria and payable at the same time as annual bonuses are paid to other Domtar employees. Severance benefits are subject to the execution and non-revocation of a general release of claims in favor of the Corporation. Any post-termination benefits payable under the agreements will be delayed for a period of six months if necessary to comply with the requirements of Section 409A of the Code.

Severance Policy. Under Domtar’s severance policy applicable to members of its Management Committee, Messrs. Buron, Brear and Barker would be entitled to 24 months’ salary payable in a lump sum upon a termination of employment by the Corporation for reasons other than cause. The executives would also be entitled to continued health benefits for the severance period and outplacement services.

Other Post-Employment Benefits. Mr. Royer is eligible for full pension benefits under the Supplementary Pension Plan for Senior Management Employees of Domtar Inc., which would become payable if his employment terminates for any reason other than his death. In the event of his death, an amount equal to 2.5 times Mr. Royer’s base salary in the year of his death is payable to his beneficiaries pursuant to the life insurance program offered under the Corporation’s flexible benefit program option available to senior Canadian executives. Mr. Cooper does not participate in any of the corporation’s pension plans as he receives full pension benefits from Weyerhaeuser Company.

Mr. Buron is fully vested in the supplemental pension benefits under the DB SERP for Management Committee Members of Domtar and under the DC SERP for Designated Executives of Domtar. Mr. Buron will receive full benefits under these plans in the event of his death or if his employment were terminated involuntarily. In the event of his death, Mr. Buron’s beneficiaries will receive a payment equal to 2.5 times his base salary in the year of his death pursuant to the life insurance program offered under the Corporation’s flexible benefit program option available to senior Canadian executives.

Messrs. Barker and Brear receive supplemental pension benefits under individual arrangements with the Corporation. Mr. Barker would receive unreduced supplemental pension benefits payable from age 62 if his employment were terminated involuntarily. Mr. Brear is currently eligible for retirement and would receive reduced early retirement pension benefits upon a termination of employment for any reason other than death. In the event of his death,  1/2 of his total pension benefits will be payable to his surviving spouse, first out of qualified plans and the remainder out of his supplemental retirement arrangement. In the event of Mr. Barker’s death, his beneficiary will receive a payment equal to 3 times his base salary in the year of his death, and in the event of Mr. Brear’s death, his beneficiary will receive a payment equal to 2 times his base salary in the year of his death, in each case pursuant to the Corporation’s executive life insurance program for senior U.S. executives.

Change in Control Protections. The Corporation does not have change in control agreements with its employees. Under our Omnibus Incentive Plan, upon a change in control, unless otherwise determined by the HR Committee, a participant’s awards will be replaced with awards of the acquiring Corporation having the same or better terms. If there is a change in control and a participant’s employment is terminated for business reasons in the three months prior to or twenty-four months after the change in control, his or her time-based awards will fully vest and performance-based awards will vest to the extent the applicable performance goals have been achieved as of the date of the change in control or the end of the fiscal quarter immediately prior to the date of termination, whichever date on which the achievement is greater.

If replacement awards are not available, unless the HR Committee determines otherwise, all time-based awards fully vest and performance-based awards vest to the extent the performance goals related to the award have been achieved as of the date of the change in control. Alternatively, the Committee may determine that vested awards will be canceled in exchange for a cash payment (or other form of change in control consideration) based on the value of the change in control payment and that unvested awards will be forfeited. The Board may also accelerate the vesting of any or all awards upon a change in control.

For the purposes of the Omnibus Incentive Plan, a “change in control” is defined as an acquisition by a third party of 50% or more of the Corporation’s common stock, a change in the composition of a majority of our Board of Directors due to a proxy contest or tender or exchange offer, or a merger, reorganization or similar transaction (including a sale of substantially all assets) where the Corporation’s historical shareholders do not control at least a majority of the surviving entity. Awards subject to Section 409A of the Code will vest and be settled upon more narrowly defined change in control events, and in all other change in control events will be replaced by awards of the acquirer (or, where replacement awards are not available, a right to an equivalent cash payment).

Because Mr. Royer is and Cooper was expected to retire not later than the 2009 annual meeting of our stockholders, their award agreements do not provide for acceleration of vesting or payment upon a change in control.

Under the plans governing equity awards granted in exchange for legacy Domtar Inc. and Weyerhaeuser Company equity awards, if there is a change in control, unvested options and restricted stock generally vest.

The following table presents potential payments to each named executive officer as if the officer’s employment had been terminated and/or if a change in control had occurred as of December 31, 2008, the last business day of 2008. If applicable, amounts in the table were calculated using $1.67 the closing market price of Domtar’s common stock on December 31, 2008. The actual amounts that would be paid to any named executive officer can only be determined at the time of an actual termination of employment and would vary from those listed below. The estimated amounts listed below are in addition to any retirement, welfare and other benefits that are available to our salaried employees generally.

Name	Severance Pay ($)		Equity With Accelerated Vesting ($)	Retirement Plan Benefits: SERP ($)		Death Benefits ($)		Continued Perquisites and Benefits (1) ($)		Total ($)
Raymond Royer
Death	—		915,828	—		2,245,650	(2)	7,526	(2)	3,169,004
Disability	—		915,828	4,912,032	(2)	—		—		5,827,860
Retirement Without Board Approval	—		86,840	4,912,032	(2)	—		—		5,042,292
Retirement with Approval of the Board	589,483	(2)	479,049	4,912,032	(2)	—		—		5,370,519
Involuntary Termination	589,483	(2)	—	4,912,032	(2)	—		13,756	(2)	5,384,275
Change-In-Control	—		86,840	—		—				0
Termination within Two Years after a Change-In-Control	589,483	(2)	784,278	4,912,032	(2)	—		10,755	(2)	5,381,274

Marvin Cooper
Death	—		510,018	—		1,375,000		—		1,885,018
Disability	—		510,018	—		—		—		510,018
Retirement Without Board Approval	—		—	—		—		—		—
Retirement with Approval of the Board	460,731		266,799	—		—		—		362,003
Involuntary Termination	460,731		—	—		—		2,899		364,902
Change-In-Control	—		—	—		—		—		—
Termination within Two Years after a Change-In-Control	460,731		388,398	—		—		—		362,003

Daniel Buron
Death	—		216,432	91,128	(2)	816,600	(2)	7,526	(2)	1,131,686
Disability	—		216,432	—		—		—		216,432
Retirement	—		43,420	—		—		—		0
Involuntary Termination	694,110	(2)	—	91,128	(2)	—		11,009	(2)	796,247
Change-In-Control	—		43,420	—		—		—		0
Termination within Two Years after a Change-In-Control	694,110	(2)	164,129	91,128	(2)	—		—		785,238

Steven Barker
Death	—		138,276	—		1,025,000		—		1,163,276
Disability	—		138,276	1,345,582		—		—		1,483,858
Retirement	—		55,110	—		—		—		0
Involuntary Termination	720,000		—	1,345,582		—		25,320		2,090,902
Change-In-Control	—		55,110	—		—		—		0
Termination within Two Years after a Change-In-Control	720,000		131,324	1,345,582		—		—		2,065,582

Roger Brear
Death	—		141,282	1,136,503		925,000		—		2,202,785
Disability	—		141,282	2,565,846		—		—		2,707,128
Retirement	—		104,633	2,565,846		—		—		2,565,846
Involuntary Termination	717,600		—	2,565,846		—		12,348		3,295,794
Change-In-Control	—		40,080	—		—		—		0
Termination within Two Years after a Change-In-Control	717,600		118,065	2,565,846		—		—		3,283,446

(1)	Amount shown under “Continued Perquisites and Benefits” represents the cost of company-paid medical, dental, life, accidental death and dismemberment and long-term disability insurance for all named executive officers and for Mr. Royer, the cost of providing an automobile for the six-month period following termination of employment.

(2)	For the purposes of this table, converted to U.S. dollars at spot exchange rate of December 31st, 2008.

Director Compensation

Director Compensation Objectives

The objectives of the Nominating and Corporate Governance Committee and the HR Committee in setting director compensation are to:

a.	attract highly qualified candidates to serve on the Board by remaining competitive with compensation paid to outside directors of comparable companies;

b.	align the interests of directors with the interests of shareholders by fostering a long-term commitment to company stock ownership; and

c.	establish total compensation on a simple, easy to understand flat fee basis with appropriate differentiation between levels of responsibility (such as serving as a committee chair).

Process for Establishing Director Compensation

The HR Committee of the Board of Directors is responsible for reviewing and approving the compensation of our non-employee directors, upon the recommendation of the Nominating and Corporate Governance Committee of the Board. The HR Committee engaged an outside independent consultant, Hugessen Consulting Inc., to provide advice with respect to our directors’ compensation. Management was not involved in the process of setting director compensation.

Directors who are Domtar Corporation employees do not receive compensation for their services as directors.

All components of director compensation (annual retainers, meeting fees, committee chair fees, equity award value and other benefits) are reviewed in the aggregate when determining total compensation levels. The Corporation targets total director compensation at the market median for our blended U.S. and Canadian comparator groups.

Upon recommendation by the Nominating and Corporate Governance Committee, the Board decided that current levels of director compensation remain unchanged.

Components of Director Compensation

Our non-employee directors receive an annual cash retainer fee of $70,000 and annual equity-based compensation equal to $70,000. In the case of the Chairman, the annual cash retainer fee is $120,000 and the annual equity-based compensation is equal to $120,000. Members of the Audit Committee are paid an additional cash retainer of $10,000. The Chairs of the Audit and Human Resources Committees receive additional cash retainers of $30,000 and $20,000, respectively. Each other Committee Chair receives an additional cash retainer of $10,000. The Chairman is not eligible for any of the Committee retainers described above. There will generally be no board or committee meeting fees; however, if more than 10 board meetings are held in a calendar year, directors will be paid board meeting fees of $1,500 per additional meeting attended. In addition, each non-executive director traveling over three or more time zones from his or her residence in connection with his or her duties as a board member is entitled to an annual travel fee of $10,000 to compensate him or her for substantial additional travel time.

The equity portion of the directors’ fees is paid in deferred share units granted under the Corporation’s Omnibus Incentive Plan. A non-employee director may also elect to defer receipt of the cash portion of his or her annual retainer fee into deferred share units, subject to compliance with applicable tax requirements and rules established by the HR Committee. Deferred share units are paid quarterly in arrears, with the number of deferred share units to be paid to be determined by dividing the dollar amount of the portion of that quarter’s retainer fees to be paid in deferred share units by the closing market price of a share of Domtar common stock on the last day of the quarter. Dividends, when declared, on Domtar’s common stock are notionally invested in additional deferred share units based on the closing share price on the dividend payment date. Deferred share units are generally settled in cash or shares of our common stock, as determined by the director, upon termination of his or her Board service as an eligible Director (or, if payment is required to be delayed past the date of termination pursuant to Section 409A of the Code, the deferred share units will be settled on the first business day following the six-month anniversary of termination of the director’s service or as soon as practicable thereafter, but no later than December 31 of the year in which the six-month anniversary of termination occurs). In the event of a change in control (as defined in the Corporation’s Omnibus Incentive Plan) in which replacement awards are not available, each deferred share unit is settled in cash for an amount equal to the change in control price plus interest from the change in control date to the payment date.

Director Share Ownership Requirements

In order to align the long-term financial interest of our directors with those of our shareholders, directors are required to own a significant equity stake in the Corporation having a value of at least $350,000 (equivalent to five times the annual cash retainer), valued at the greater of cost or market value. Directors must meet this requirement within five years of becoming a director. All shares owned outright, as well as all deferred share units, are taken into consideration in determining compliance with these ownership guidelines.

Director Compensation Table

(a) Name	(b)	(c)	(g)	(h)
	Fees Earned or Paid in Cash (1) ($)	Stock Awards(2) ($)	All other compensation ($)	Total ($)
Harold H. MacKay	120,000	57,420	—	177,420
Jack C. Bingleman	80,000	33,494	—	113,494
Louis P. Gignac	80,000	33,494	—	113,494
Brian M. Levitt	90,000	33,494	—	123,494
W. Henson Moore	90,000	33,494	—	123,494
Michael R. Onustock	80,000	33,494	—	113,494
Robert J. Steacy	100,000	33,494	—	133,494
William C. Stivers	90,000	33,494	—	123,494
Pamela B. Strobel	70,000	33,494	—	103,494
Richard Tan	80,000	33,494	—	113,494
Denis Turcotte	70,000	33,494	—	103,494

(1)	The amounts in this column reflect director compensation earned or paid in cash, including amounts voluntarily deferred under the director compensation program into deferred share units pursuant to the Omnibus Incentive Plan. Of the amounts of compensation earned, certain directors have elected to defer fees into deferred share units pursuant to the Omnibus Incentive Plan and were credited with the deferred share units as follows:

Name	Fees Deferred ($)	Deferred Share Units Credited (#)
Jack C. Bingleman	80,000	22,922
Michael R. Onustock	20,000	2,928
Robert J. Steacy	30,000	5,326
Denis Turcotte	70,000	20,056

(2)

The amounts in this column represent compensation expense recognized in the Corporation’s financial statements in fiscal 2008 with respect to the fair value of director compensation earned and paid automatically in the form of deferred share units under the Omnibus

Incentive Plan for fiscal 2008. Compensation expense reflected in the table was computed in accordance with Statement of Financial Accounting Standards No. 123 revised 2004, Share-Based Payment SFAS 123(R), excluding the expense for voluntary deferrals into deferred share units reflected in footnote (1), above. The fair value of the awards was determined using the valuation methodology and assumptions set forth in Note 5 to the Corporation’s financial statements included in the Corporation’s annual report on Form 10-K for the fiscal year ended December 31, 2008, which are incorporated by reference herein. The amounts in the table reflect Domtar’s accounting expense in fiscal 2008 for the deferred share units granted for 2008 and do not reflect the value, if any, that ultimately may be realized by the directors. As described above, the number of deferred share units to be paid under the Omnibus Incentive Plan is determined by dividing the dollar amount of the portion of that quarter’s retainer fees to be paid in deferred share units by the closing market price of a share of Domtar common stock on the last day of the quarter.

The following table sets forth, by grant date, the number of deferred share units credited to each director and the grant date fair value of each award with respect to service as a director in 2008. All deferred share units were vested upon grant.

Equity Awards for Service as a Director of Domtar Corporation

	March 31, 2008		June 30, 2008		September 30, 2008		December 31, 2008
Name	Units (#)	Grant Date Fair Value ($)	Units (#)	Grant Date Fair Value ($)	Units (#)	Grant Date Fair Value ($)	Units (#)	Grant Date Fair Value ($)
Harold MacKay	4,392	30,000	5,505	30,000	6,522	30,000	17,964	30,000
John Bingleman (a)	5,490	37,500	6,881	37,500	8,152	37,500	22,455	37,500
Louis Gignac	2,562	17,500	3,211	17,500	3,804	17,500	10,479	17,500
Brian Levitt	2,562	17,500	3,211	17,500	3,804	17,500	10,479	17,500
William Henson Moore	2,562	17,500	3,211	17,500	3,804	17,500	10,479	17,500
Michael Onustock (a)	5,490	37,500	3,211	17,500	3,804	17,500	10,479	17,500
Robert Steacy (a)	6,222	42,500	3,517	19,168	4,167	19,168	11,477	19,168
William Stivers	2,562	17,500	3,211	17,500	3,804	17,500	10,479	17,500
Pamela Strobel	2,562	17,500	3,211	17,500	3,804	17,500	10,479	17,500
Richard Tan	2,562	17,500	3,211	17,500	3,804	17,500	10,479	17,500
Denis Turcotte (a)	5,124	35,000	6,422	35,000	7,608	35,000	20,958	35,000

(a)	Includes units granted in respect of fees voluntarily deferred under the director deferred compensation program as described in footnote (1), above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND OFFICERS

Domtar Corporation had a total of 494,636,726 shares of common stock issued and outstanding as of December 31, 2008. Based upon information available to the Corporation concerning ownership of shares of Corporation common stock as of December 31, 2008, there were six beneficial owners of more than 5% of the common stock of the Corporation:

a.	Franklin Mutual Advisers, LLC, 101 John F. Kennedy Parkway, Short Hills, NJ 07078-2789, beneficially owns 54,900,904 shares, or 11.1%, of the Corporation’s common stock. This information is based on the entity’s report on Schedule 13G dated March 9, 2009.

b.

Donald, Smith & Co., Inc., 152 West 57th Street, New York, NY 10019 beneficially owns 39,723,400 shares, or 8.1%, of the Corporation’s common stock. This information is based on the entity’s report on Schedule 13G dated February 12, 2009.

c.	Caisse de dépôt et placement du Québec, 1000, Place Jean-Paul-Riopelle, Montréal, Québec, Canada H2Z 2B3, beneficially owns 35,334,533 shares, or 7.1%, of the Corporation’s common stock. This information is based on the entity’s report on Form 13F dated February 13, 2009.

d.	The Baupost Group L.L.C., 10 St. James Avenue, Suite 1700, Boston, MA 02116, beneficially owns 33,452,199 shares, or 6.8%, of the Corporation’s common stock. This information is based on the entity’s report on Schedule 13G dated February 12, 2009.

e

Dodge and Cox, 555 California Street, 40th Floor, San Francisco, CA 94104, beneficially owns 33,153,494 shares, or 6.7%, of the Corporation’s common stock. This information is based on the entity’s report on Schedule 13G dated February 11, 2009.

f.

Tradewinds Global Investors, LLC, 2049 Century Park East, 20th Floor, Los Angeles, CA 90067, beneficially owns 32,851,074 shares, or 6.7%, of the Corporation’s common stock. This information is based on the entity’s report on Schedule 13G dated February 11, 2009.

Domtar (Canada) Paper Inc., an indirectly-owned subsidiary, had a total of 20,896,301 exchangeable shares issued and outstanding, equivalent to less than 5% of Corporation common stock as of December 31, 2008. These exchangeable shares are intended to be substantially the economic equivalent to shares of Corporation common stock and are exchangeable at the option of the holder on a one-for-one basis for shares of Domtar Corporation common stock.

The total combined number of common stock and exchangeable shares issued and outstanding was 515,533,027 at December 31, 2008.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

The following table sets forth the number of shares of the Corporation’s common stock beneficially owned by each of the Corporation’s directors and executive officers, and all directors and executive officers as a group (including, in each case, any exchangeable shares of Domtar (Canada) Paper Inc. beneficially owned by such directors and officers), based upon information available to the Corporation as at March 8, 2009. The mailing address of each of these individuals is c/o Domtar Corporation, 395 de Maisonneuve Blvd. West, Montreal, Quebec, Canada H3A 1L6.

	Shares Beneficially Owned (1)
Name of Beneficial Owner	Number		Percent
Non-Executive Directors
Harold H. MacKay	68,299	(1)	*
Jack C. Bingleman	96,422	(2)	*
Louis P. Gignac	59,564	(3)	*
Brian M. Levitt	119,872	(4)	*
W. Henson Moore	38,355	(5)	*
Michael R. Onustock	46,179	(6)	*
Raymond Royer	1,298,209	(7)	*
Robert J. Steacy	63,125	(8)	*
William C. Stivers	228,435	(9)	*
Pamela B. Strobel	32,602	(10)	*
Richard L. Tan	28,059	(11)	*
Denis A. Turcotte	97,068	(12)	*
Executive Officers
John D. Williams	—		*
Steven A. Barker	107,303	(13)	*
Daniel Buron	142,603	(14)	*
Marvin D. Cooper	—		*
Michel Dagenais	45,500	(15)	*
Michael Edwards	53,033	(16)	*
Zygmunt Jablonski	—
James F. Lenhoff	84,900	(17)	*
Patrick Loulou	52,933	(18)	*
Jean-François Mérette	10,242	(19)	*
Yves L. Parent	18,487	(20)	*
Gilles Pharand	216,520	(21)	*
Richard L. Thomas	27,267	(22)	*
All Directors and Executive Officers as a group	2,934,977		*

*	Less than 1%

(1)	Includes 47,319 deferred share units of the Corporation’s stock.

(2)	Includes 76,422 deferred share units of the Corporation’s stock.

(3)	Includes 56,764 deferred share units of the Corporation’s stock.

(4)	Includes 114,072 deferred share units of the Corporation’s stock.

(5)	Includes 28,355 deferred share units of the Corporation’s stock.

(6)	Includes 36,179 deferred share units of the Corporation’s stock.

(7)	Includes 35,959 deferred share units of the Corporation’s stock and 603,860 shares issuable upon the exercise of options to purchase the Corporation’s stock.

(8)	Includes 58,125 deferred share units of the Corporation’s stock.

(9)	Includes 28,435 deferred share units of the Corporation’s stock.

(10)	Includes 27,602 deferred share units of the Corporation’s stock.

(11)	Includes 28,059 deferred share units of the Corporation’s stock.

(12)	Includes 82,068 deferred share units of the Corporation’s stock.

(13)	Includes 86,105 shares issuable upon the exercise of options to purchase the Corporation’s stock.

(14)	Includes 99,247 shares issuable upon the exercise of options to purchase the Corporation’s stock.

(15)	Includes 37,000 shares issuable upon the exercise of options to purchase the Corporation’s stock.

(16)	Includes 27,633 shares issuable upon the exercise of options to purchase the Corporation’s stock.

(17)	Includes 35,872 shares issuable upon the exercise of options to purchase the Corporation’s stock.

(18)	Includes 20,533 shares issuable upon the exercise of options to purchase the Corporation’s stock.

(19)	Includes 8,800 shares issuable upon the exercise of options to purchase the Corporation’s stock.

(20)	Includes 16,600 shares issuable upon the exercise of options to purchase the Corporation’s stock.

(21)	Includes 7,257 deferred share units of the Corporation’s stock and 126,138 shares issuable upon the exercise of options to purchase the Corporation’s stock.

(22)	Includes 27,267 shares issuable upon the exercise of options to purchase the Corporation’s stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Corporation’s directors and executive officers to file reports of ownership and changes in ownership of their equity securities of the Corporation with the SEC and to furnish the Corporation with copies of such reports. Based solely upon a review of Forms 3, 4 and 5 furnished to the Corporation during the fiscal year ended December 31, 2008, no director, officer, beneficial owner of more than 10% of our outstanding common stock, or any other person subject to Section 16 of the Exchange Act, failed to file on a timely basis during the fiscal year ended December 31, 2008, except that Messrs. Nicholson and Jablonski each did not timely file one Form 4 due to administrative error by the Corporation and Mr. Moore did not timely file one Form 4 due to administrative error by his stock broker.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

KPMG LLP served as the Corporation’s independent auditors from its incorporation in August, 2006 as a wholly-owned subsidiary of Weyerhaeuser Company until March 7, 2007, when the decision to change auditors was approved by the Audit Committee of the Board in connection with our becoming an independent publicly-traded company. On March 7, 2007, KPMG LLP (“KPMG”) was dismissed as independent auditors for the Corporation effective upon the completion of the audit of the financial statements of the Weyerhaeuser Fine Paper Business (a business unit of Weyerhaeuser Company) as of and for the year ended December 31, 2006, and the issuance of KPMG’s report thereon. KPMG was subsequently engaged by the Corporation in 2007 to complete a review of the interim periods ended March 26, 2006, June 25, 2006 and September 24, 2006, and the year ended December 31, 2006, for inclusion in the Corporations 2007 Quarterly Reports on Form 10-Q and Annual Report on Form 10-K filed with the SEC as KPMG acted as the independent auditor for the Corporation with respect to these periods.

The Corporation’s fees for services performed by its independent auditor, PricewaterhouseCoopers LLP (“PwC”) during fiscal years 2008 and 2007 were:

	2008	2007
Audit fees (1)	$2,667,818	$2,891,119
Audit-related fees (2)	—	$59,800
Tax fees (3)	—	—
All other fees (4)	$8,990	$33,700

Total	$2,676,808	$2,984,619

(1)	Audit fees were primarily for services rendered in connection with the audit of the financial statements included in the Annual Report of the Corporation on Form 10-K and reviews of the financial statements included in the Corporation’s Quarterly Reports on Form 10-Q; providing comfort and consent letters in connection with our merger and related transactions.

(2)	Audit-related fees were for services rendered in connection with the audit of our Gogama joint venture as well as fees related to agreed upon procedures reports.

(3)	Tax fees related to tax compliance, tax planning and tax advice.

(4)	Fees paid to PwC include: In 2008, $7,000 paid for chain of custody certification and $1,990 for license fees for accounting and reporting research tool. In 2007, $24,500 related to the Domtar allocation of the Canadian Public Company Accountability Board fees; and $9,200 related to French translation services.

The Corporation’s fees for services performed by KPMG during fiscal year 2007 relating to reviews of the 2006 financial statements included in the Corporation’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K as well as fees related to comfort letters and consent letters amounted to $1,436,924. Fees related to tax matters were $412,666. Total fees were $1,849,590.

All fees paid to KPMG for periods prior to March 7, 2007 were paid by Weyerhaeuser Company.

The Audit Committee has established policies requiring its pre-approval of audit and non-audit services provided by the independent registered public accounting firm. The policies require that the Committee pre-approve specifically described audit and audit-related services, annually. For the annual pre-approval, the Committee approves categories of audit services and audit-related services, and related fee budgets. For all pre-approvals, the Audit Committee considers whether such services impair the independence of the Corporation’s independent registered public accounting firm. In accordance with its policies, the Audit Committee has delegated pre-approval authority to Robert J. Steacy, in his capacity as Chairman of the Audit Committee. All audit and non-audit fees were pre-approved by the Audit Committee in 2008 and 2007.

OTHER BUSINESS

The Board of Directors is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

ANNUAL REPORT FOR 2008

Copies of the Corporation’s annual report on Form 10-K and annual review for the fiscal year ended December 31, 2008 are being furnished concurrently with this proxy statement to persons who were stockholders of record as of April 14, 2009, the record date for the annual meeting. These materials do not form part of the material for the solicitation of proxies. We hereby incorporate by reference into this Proxy Statement “Item 10: Directors and Executive Officers of the Registrant” of our annual report on Form 10-K for the fiscal year ended December 31, 2008.

By order of the Board of Directors,

Razvan L. Theodoru

Vice-President and Secretary

Montreal, Quebec

                        , 2009

Annex A

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DOMTAR CORPORATION

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

Domtar Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

First: The name of the Corporation is Domtar Corporation. The corporation was incorporated under the name Weyerhaeuser TIA, Inc. by the filing of its original Certificate of Incorporation with the Secretary of State of Delaware on August 16, 2006. The corporation subsequently filed a Restated Certificate of Incorporation, which became effective on March 5, 2007, with the Secretary of State of Delaware. The corporation subsequently filed an Amended and Restated Certificate of Incorporation, which became effective on May 6, 2008, with the Secretary of State of Delaware.

Second: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation and directed that the proposed amendment be considered by the stockholders of the Corporation at the Corporation’s annual meeting of stockholders of the Corporation on May 29, 2009 (the “Annual Meeting”). At the Annual Meeting, the necessary number of shares were voted in favor of the proposed amendment. The stockholders of the Corporation duly adopted this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation.

Third: The text of Article II of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding the following to the end of Section 2.05:

(e) Reverse Stock Split. Upon the filing and effectiveness (the “Effective Time”) pursuant to the DGCL of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Corporation, each [[12], [15] or [18]] shares of the Corporation’s common stock, par value $0.01 per share (“Old Common Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be reclassified as and combined into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Corporation (“New Common Stock”) without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares of New Common Stock or certificates representing fractional shares of New Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of New Common Stock shall be entitled to receive cash (without interest) from the Corporation’s transfer agent in lieu of such fractional share interests, upon receipt by the Corporation’s transfer agent of the stockholder’s properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the Corporation’s transfer agent of all fractional shares otherwise issuable. Each certificate that immediately prior to the Effective Time represented shares of Old Common Stock (“Old Certificates”), shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Corporation to be executed by an authorized officer of the Corporation on this              day of                     , 2009.

DOMTAR CORPORATION

By:
Name: Razvan L. Theodoru Title: Vice President and Secretary

Domtar Admission Ticket

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

12:00 a.m., Eastern Time, on May 29, 2009.

Vote by Internet

Log on to the Internet and go to www.investorvote.com/UFS

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

123456

C0123456789

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all of the director nominees and FOR Proposals 2 and 3.

1. Election of seven Directors: For Withhold

For Withhold For Withhold

01 - Jack C. Bingleman

04 - W. Henson Moore

07 - John D. Williams

02 - Louis P. Gignac

05 - William C. Stivers

03 - Harold H. MacKay

06 - Richard Tan

For Against Abstain

For Against Abstain

2. The LLP ratification as the Corporation’s of the appointment independent of PricewaterhouseCoopers public accounting firm for the 2009 fiscal year.

The transaction of any other business that may properly be

brought before the annual meeting.

3. Authorization of the Board of Directors to effect, in its discretion, a reverse stock split of the outstanding shares of our common stock at reverse stock split ratios of 1-for-12, 1-for-15 or 1-for-18, and approval of corresponding amendments to our certificate of incorporation to effect the reverse stock split.

B

Non-Voting Items

Change of Address — Please print new address below.

C

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

<STOCK#> 010DMD

Domtar Corporation 2009 Annual Meeting of Stockholders

Hotel Omni Mont-Royal

Salon A and B, 1050 Sherbrooke Street West

Montreal, Quebec, Canada

Friday, May 29, 2009

10:00 a.m. EST

If you plan to attend the annual meeting please note that registration and seating will begin at 9:00 a.m. Each stockholder will be asked to sign an admittance card and may be asked to present a valid picture identification. Stockholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the April 14, 2009 record date. Cameras and recording devices will not be permitted at the meeting.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Domtar

Proxy — Domtar Corporation

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 29, 2009.

The undersigned hereby appoints Harold H. MacKay, John D. Williams and Razvan L. Theodoru and each of them, proxies, with full power of substitution, to vote all shares of common stock of the undersigned in Domtar Corporation at the annual meeting of stockholders to be held on Friday, May 29, 2009, beginning at 10:00 a.m. (EST) at Hotel Omni Mont-Royal, Salon A and B, 1050 Sherbrooke Street West, Montreal, Quebec, Canada and any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, in accordance with the directions indicated on the reverse side of this card or provided through the telephone or internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting. If specific voting directions are not given with respect to the matters to be acted upon and the signed card is returned, the proxies will vote such shares in accordance with the Directors’ recommendations on the matters listed on the reverse side of this card and at the discretion of the proxies on any other matters that may properly come before the meeting.

The Board of Directors recommends a vote for each of the Directors and the proposals listed on the reverse side of this card. The Board of Directors knows of no other matters that are to be presented at the meeting.

Please Sign and return promptly in the enclosed envelope or, if you choose, you can submit your proxy by telephone or through the internet.